UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLIFE SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

June 5, 2024
Dear Stockholder:
You are cordially invited to attend BioLife Solutions, Inc.’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 1, 2024 at 9:00 a.m. Pacific Time. The formal meeting notice and proxy statement for the Annual Meeting are attached.
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/BLFS2024.
We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and the company. The virtual meeting format allows attendance from any location in the world.
Even if you are planning on attending the Annual Meeting online, please promptly submit your proxy vote by Internet, by telephone, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy, so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on July 31, 2024. If you attend the Annual Meeting online and wish to vote at the Annual Meeting, you will be able to do so even if you have previously returned your proxy card.
Thank you for your continued support of and interest in BioLife Solutions, Inc.
Sincerely,

/s/ Roderick de Greef
Roderick de Greef
Chief Executive Officer and Chairman of the Board
Bothell, Washington
June 5, 2024
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING WHETHER OR NOT YOU ATTEND ONLINE, PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. YOUR PROXY, GIVEN BY VOTING PRIOR TO THE ANNUAL MEETING, MAY BE REVOKED PRIOR TO ITS EXERCISE BY ENTERING A NEW VOTE OVER THE INTERNET OR BY TELEPHONE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE ANNUAL MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING ONLINE AND VOTING ONLINE.
IF YOU HAVE ALREADY VOTED OR DELIVERED YOUR PROXY FOR THE ANNUAL MEETING, YOUR VOTE WILL BE COUNTED, AND YOU DO NOT HAVE TO VOTE YOUR SHARES AGAIN. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING ONLINE MAY VOTE EVEN IF HE OR SHE HAS RETURNED A PROXY.
IF YOU HAVE CHOSEN TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE RETURN ENVELOPE PROVIDED.

BIOLIFE SOLUTIONS, INC.
3303 Monte Villa Parkway, Suite 310
Bothell, Washington 98021
(425) 402-1400
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, AUGUST 1, 2024
9:00 A.M. PACIFIC TIME
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of BioLife Solutions, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), will be held on August 1, 2024, at 9:00 a.m. Pacific Time, as a virtual meeting. You will be able to attend, vote your shares, and submit questions during the Annual Meeting via a live webcast available at www.virtualshareholdermeeting.com/BLFS2024. The Annual Meeting will be held for the following purposes, as more fully described in the proxy statement accompanying this notice:
1.ELECTION OF DIRECTORS. To elect the five (5) directors named in the attached proxy statement to serve until his/her successor is duly elected and qualified, unless he/she resigns, is removed or otherwise is disqualified from serving as a director of the Company;
2.APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS. To approve on a non-binding, advisory basis the compensation of our named executive officers;
3.RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment by our Audit Committee of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.ANY OTHER BUSINESS. To consider and vote upon any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors recommends that stockholders vote FOR each of the director nominees, vote FOR the approval on a non-binding, advisory basis of the compensation of our named executive officers, and vote FOR the ratification of the appointment by our Audit Committee of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Only stockholders of record (including certain persons that held restricted shares of Common Stock issued pursuant to our Second Amended and Restated 2013 Performance Incentive Plan, as amended (the "2013 Plan") and 2023 Omnibus Incentive Plan (the "2023 Plan")) at the close of business on June 3, 2024 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for ten days before the Annual Meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the Annual Meeting. Our stock transfer books will remain open between the Record Date and the date of the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, on June 5, 2024, we first sent our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2024 proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023 online. Stockholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.
To assure your representation at the Annual Meeting, please vote your proxy via the Internet, by telephone, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting online and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE APPOINTMENT BY OUR AUDIT COMMITTEE OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

Please note: If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and other non-routine matters, it is important that you cast your vote. Accordingly, we ask that you please complete your proxy statement or cast your vote at the Annual Meeting to ensure your vote will count.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 1, 2024: This notice of annual meeting of stockholders, the proxy statement, including your proxy card, and our annual report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxyvote.com. You will need to use the control number appearing on the Notice or your proxy card to vote via the Internet.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Sincerely,

/s/ Roderick de Greef
Roderick de Greef
Chief Executive Officer and Chairman of the Board
Bothell, Washington
June 5, 2024

BIOLIFE SOLUTIONS, INC.
3303 Monte Villa Parkway, Suite 310
Bothell, Washington 98021
(425) 402-1400

PROXY STATEMENT
The enclosed proxy is solicited on behalf of BioLife Solutions, Inc., a Delaware corporation, by its Board of Directors (the “Board”) for use at its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 9:00 a.m. Pacific Time on August 1, 2024, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice. You will be able to attend the Annual Meeting online, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/BLFS2024.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023 (the "2023 Annual Report") to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone prior to the Annual Meeting. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.
These proxy solicitation materials were first sent or given on or about June 5, 2024 to all stockholders of record entitled to vote at the Annual Meeting. Stockholders who owned shares of common stock, par value $0.01 per share (the “Common Stock”), of BioLife Solutions (including certain persons that held restricted shares of Common Stock issued pursuant to the 2013 Plan and 2023 Plan) at the close of business on June 3, 2024 (the “Record Date”) are entitled to receive notice of, attend and vote at the Annual Meeting. On the Record Date, there were 46,068,755 shares of Common Stock outstanding and approximately 240 record holders of our Common Stock. Additionally, there were 2,474,660 unvested restricted shares of Common Stock outstanding on the Record Date. Each outstanding share of Common Stock and unvested restricted share of Common Stock entitles the holder to one vote.
We will provide, without charge, a copy of our 2023 Annual Report to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the 2023 Annual Report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth above.
References to the “Company,” “BioLife,” “BioLife Solutions,” “our,” “us” or “we” mean BioLife Solutions, Inc.

VOTING AND RELATED MATTERS	1
EXECUTIVE OFFICERS AND DIRECTORS	5
BOARD OF DIRECTORS	8
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	12
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	44
PRINCIPAL ACCOUNTING FEES AND SERVICES	45
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	45
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	46

PROPOSAL NO. 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	47

PROPOSAL NO. 3–RATIFICATION OF THE APPOINTMENT BY THE BOARD OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.	48
OTHER BUSINESS	49
ANNUAL REPORT ON FORM 10-K	49
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING	49

VOTING AND RELATED MATTERS
Voting Procedures
As a stockholder of BioLife Solutions, you have a right to vote on certain business matters affecting us. The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are discussed below in the “Proposals” section. Each share of Common Stock (including each applicable restricted share of Common Stock issued pursuant to the 2013 Plan and 2023 Plan) you owned as of the Record Date entitles you to one vote on each proposal presented at the Annual Meeting.
Proxy Card
The proxy card, which is accessible over the Internet or in physical form if you requested to receive physical copies of the proxy materials, enables you to appoint Roderick de Greef, our Chief Executive Officer, as your representative at the Annual Meeting. By completing and returning the proxy card or submitting your proxy prior to the Annual Meeting as described herein, you are authorizing Mr. de Greef to vote your shares at the Annual Meeting in accordance with your instructions submitted prior to the Annual Meeting. This way, your shares will be voted whether or not you attend the virtual Annual Meeting. Even if you plan to attend the virtual Annual Meeting, we urge you to submit your proxy or complete and return your proxy card before the Annual Meeting date just in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not described in the proxy materials, the proxy will vote your shares, under your proxy, according to his best judgment.
Methods of Voting
You may vote over the Internet, by telephone, by mail or in person online at the Annual Meeting. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible.
Voting over the Internet. The website address for Internet voting is provided on the Notice and on the proxy card. You will need to use the control number appearing on the Notice or your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on July 31, 2024. Internet voting is available 24 hours a day. If you vote via the Internet or by telephone, you do not need to return a proxy card. If you sign and return the proxy card or submit your proxy prior to the Annual Meeting but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board.
Voting by Telephone. Using a touch-tone telephone, you may transmit your voting instructions to the number provided in the Notice.
Voting by Mail. If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you request printed copies of the proxy materials by mail and are a beneficial holder you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided by your brokerage firm, bank, broker-dealer, or other similar organization that holds your shares.
Voting at the Meeting. If you attend the Annual Meeting online and plan to vote, you will be able to vote virtually. Have your Notice or proxy card in hand as you will be prompted to enter your control number to vote at the Annual Meeting.
Revoking Your Proxy
You may revoke your proxy at any time before it is voted at the Annual Meeting. To do this, you must:
•enter a new vote over the Internet or by telephone, or sign and return a replacement proxy card;
•provide written notice of the revocation to our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021, which written notice must be received prior to the Annual Meeting; or
•attend the virtual Annual Meeting online and vote.
Quorum and Voting Requirements
Stockholders of record (including persons that held applicable restricted shares of Common Stock issued pursuant to the 2013 Plan and the 2023 Plan) at the close of business on June 3, 2024, are entitled to receive notice of and to vote at the

Annual Meeting. On the Record Date, there were 46,068,755 issued and outstanding shares of our Common Stock and 2,474,660 unvested restricted shares of Common Stock with voting rights outstanding. Each holder of Common Stock (or restricted shares of Common Stock) voting at the Annual Meeting, either online or by proxy, may cast one vote per share of Common Stock held on the Record Date on all matters to be voted on at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.
The presence, in person online or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Assuming that a quorum is present:
1.a plurality of the votes properly cast in the election of directors at the Annual Meeting will be required to elect each Board nominee ("Proposal 1");
2.the compensation of our named executive officers will be approved on a non-binding, advisory basis, if approved by a majority of the votes properly cast at the Annual Meeting on this proposal ("Proposal 2"); and
3.the ratification of the appointment by our Audit Committee of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 will be approved if approved by a majority of the votes cast at the Annual Meeting on this proposal ("Proposal 3").
Votes cast by proxy or online at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting who will also determine whether a quorum is present. The inspector of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Broker non-votes occur on a matter when a broker does not have discretion to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal 1 and Proposal 2 are “non-routine.” Thus, in tabulating the voting result for these proposals, shares that constitute broker non-votes are not considered votes cast on that proposal. Proposal 3 is a “routine” matter and therefore a broker may vote on this matter without instructions from the beneficial owner. With regard to the election of our director nominees under Proposal 1, broker non-votes will not affect the outcome of the election of the directors. With regard to the ratification of the appointment by our Audit Committee of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 under Proposal 3, abstentions will not be counted for purposes of determining whether such proposal has been ratified and will not have the effect of negative votes, whereas, because the ratification of the appointment of Grant Thornton is a routine matter, a broker may vote on this matter without instructions from the beneficial owner. With regard to Proposal 2, abstentions and broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.
If your shares are held by a bank or broker in street name, it is important that you cast your vote if you want it to count in the election of directors and on the approval on a non-binding, advisory basis of the compensation of our named executive officers. Voting rules will prevent your bank or broker from voting your uninstructed shares on a discretionary basis on these proposals. Accordingly, if your shares are held by a bank or broker in street name and you do not vote or, if applicable, instruct your bank or broker how to vote in the election of directors or on the approval on a non-binding, advisory basis of the compensation of our named executive officers, no votes will be cast on these proposals on your behalf.
Voting of Proxies
When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted:
1.“for” the election of each Board nominee set forth in this proxy statement unless the authority to vote for such directors is withheld;
2.“for” the approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement;
3.“for” the ratification of the appointment by our Audit Committee of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.at the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting.
Voting Results
Voting results may be announced at the Annual Meeting and will be published in a Current Report on Form 8-K that will be filed with the SEC within four business days after the Annual Meeting.

Holding of Stock
Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below and described elsewhere herein, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a “stockholder of record” who may vote at the Annual Meeting, and we sent the Notice or, if requested, a printed form of our proxy materials, to you. As the stockholder of record, you have the right to direct the voting of your shares by voting as described above and in the Notice. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy vote by Internet, by telephone, or, if you requested to receive physical copies of our proxy materials, by completing, dating, and signing the enclosed proxy card, to ensure that your vote is counted.
Beneficial Owner
If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and the Notice and the instructions to review these proxy materials were forwarded to you by our transfer agent or by your broker or nominee who is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you should receive a voting instruction form from the bank, broker, or other nominee that holds your shares and follow the instructions provided regarding how to instruct your bank, broker, or other nominee to vote your shares and to attend online the Annual Meeting.
Householding of Proxy Materials; Receipt of More than One Proxy Card
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports. This means that only one copy of the Notice or proxy materials may have been sent to multiple stockholders in your household. This practice is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report on Form 10-K or proxy statement in the future, you may telephone our Secretary at (425) 402-1400 or write to BioLife Solutions, Inc., 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021. If you are receiving multiple copies of our annual report on Form 10-K and proxy statement, you may request householding by contacting our Secretary in the same manner.
If you have received more than one Notice or otherwise have access to more than one proxy card, you may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.
Proxy Solicitation
We are soliciting proxies solely on behalf of the Company and will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by our directors, officers or employees, personally, by telephone, facsimile, Internet or other means, without additional compensation. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If we do elect to retain a proxy solicitor, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.
No Right of Appraisal
None of Delaware law, our Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws (the “Bylaws”) provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at this Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Who Can Answer Questions About Voting Your Shares
You can contact our Corporate Secretary at (425) 402-1400 or by sending a letter to our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021, with any questions about proposals described in this proxy statement or how to execute your vote.

EXECUTIVE OFFICERS AND DIRECTORS
The following table and text set forth the names and ages of our current directors and executive officers. The Board is comprised of only one class of directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years (based on information supplied by them) and an indication of directorships held by each director in other public companies subject to the reporting requirements under the Federal securities laws. During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person:

Name	Age	Position and Offices with the Company
Roderick de Greef(1)	63	Chief Executive Officer and Chairman of the Board
Troy Wichterman	39	Chief Financial Officer
Aby J. Mathew, Ph.D.	52	Chief Scientific Officer and Executive Vice President
Todd Berard	55	Chief Marketing Officer
Karen Foster	64	Chief Quality and Operations Officer
Geraint Phillips	58	Senior Vice President, Global Operations
Garrie Richardson	51	Chief Revenue Officer
Sarah Aebersold	49	Chief Human Resources Officer
Rachel Ellingson	54	Director
Amy DuRoss	50	Lead Independent Director
Joydeep Goswami	52	Director
Tim Moore	63	Director
(1)Roderick de Greef, previously serving as a director of the Company since January 4, 2023, was appointed as Chief Executive Officer and Chairman of the Board as of October 19, 2023.
Joseph Schick, Director and Chair of the Audit Committee, has voluntarily decided to step down from his Board position upon the completion of his current term at the Annual Meeting.
Roderick de Greef has been Chief Executive Officer and Chairman of the Board since October 2023 at BioLife. Previously, Mr. de Greef began serving as a director of the Board in January 2023, prior to which he served as President and Chief Operating Officer from November 2021 until he retired on January 3, 2023. Mr. de Greef was appointed Chief Operating Officer from December 2019 to May 2021 after his appointment as Chief Financial Officer from May 2016 to November 2021. He also served as interim Chief Financial Officer and interim Secretary from March 2016 through May 2016. Mr. de Greef served as a director of the Company from June 2000 through November 2013 and provided the Company with strategic and financial consulting services from July 2007 through August 2011. Since November 2022, Mr. de Greef has served as a director of the Upper Connecticut Valley Hospital, a non-profit, rural hospital in northern New Hampshire. Since December 2020, Mr. de Greef has served as a director of Sirona Medical Technologies, a cardia electrophysiology company. From February 2019 to January 2021, Mr. de Greef served as a director, chairman of the Audit Committee of the board of directors of Indonesia Energy Corporation Limited, an oil and gas exploration and production company. Mr. de Greef served Pareteum Corporation., a mobile communications company, as a director, chair of the Audit Committee and member of the Nominating and Corporate Governance Committee and Compensation Committee from September 2015 to September 2017, and also from January 2008 to October 2011. From November 2013 to October 2014, Mr. de Greef served as the president and sole director of Cambridge Cardiac Technologies, Inc. a privately held successor to Cambridge Heart, Inc. From November 2008 to October 2013, Mr. de Greef was the chairman of the board of Cambridge Heart, Inc., a manufacturer of non-invasive diagnostic cardiology products. From November 2003 to May 2013, Mr. de Greef served as a director, member of the Audit Committee and chairman of the Compensation Committee of Endologix, Inc. From 2001 to 2006, Mr. de Greef served as Executive Vice President and Chief Financial Officer of NASDAQ listed Cardiac Science, Inc., which in 2004 was ranked as the 4th fastest growing technology company in North America on Deloitte & Touche’s Fast 500 listing. Mr. de Greef received his Master of Business Administration degree from the University of Oregon, and a Bachelor of Arts in Economics and International Relations from San Francisco State University. Mr. de Greef has extensive experience in corporate finance and the business world in general as well as serving as an officer and director of public companies.
Troy Wichterman has been Chief Financial Officer since November 2021. Before his appointment as Chief Financial Officer, Mr. Wichterman served as the Company’s Vice President, Finance since November 2019. In that role, Mr.

Wichterman oversaw the finance and accounting organization in the areas of integrating acquired businesses, acquisition due diligence and deal structure, SEC reporting, financial planning and analysis, operational finance, and audit compliance. Mr. Wichterman also served as Director of Financial Planning and Analysis from June 2016 to November 2019 and Financial Analyst from February 2015 to June 2016. Prior to joining the company, he was most recently a Senior Financial Analyst, Acquisitions at Ventas, a public healthcare REIT, from January 2013 to September 2014. Prior to Ventas, he was most recently a Senior Portfolio Analyst at Heitman, a private equity REIT, from June 2009 – January 2013 and began his career as an Auditing Associate at PwC in Chicago from 2008 to 2009. Mr. Wichterman is a CPA (inactive) and holds a Bachelor of Business Administration degree and a Master of Accountancy degree from the University of Wisconsin – Madison.
Aby J. Mathew, Ph.D. has been Executive Vice President and Chief Scientific Officer since December 2019. Before his appointment as Executive Vice President and Chief Scientific Officer, Dr. Mathew had served as Chief Technology Officer. Dr. Mathew was part of the founding team of BioLife Solutions, Inc., and has been employed by BioLife since 2000. Dr. Mathew is a co-developer of BioLife’s biopreservation media solutions and co-inventor on issued and pending patents related to methods, devices, and formulations for the preservation of cells, tissues, and organs. He holds a Ph.D. in Biological Sciences from Binghamton University and a B.S. in Microbiology from Cornell University. Dr. Mathew has been researching low temperature biopreservation since 1994, and his studies contributed to the development of BioLife’s current commercial HypoThermosol and CryoStor product platforms and intellectual property foundation. Dr. Mathew is currently active in, or previously a member of, AABB (formerly the American Association of Blood Banks), BEST (the Biomedical Excellence for Safer Transfusion collaborative), the International Society for Cell and Gene Therapy (ISCT), the Alliance for Regenerative Medicine (ARM), Tissue Engineering & Regenerative Medicine International Society (TERMIS), Society for Cryobiology, International Society for Biological and Environmental Repositories (ISBER), American Society for Cell Biology, and the Society for In Vitro Biology. Dr. Mathew is a member of, the Board of Directors, and Advisory Panel, of the Parent’s Guide to Cord Blood Foundation, the Scientific Advisory Board of HemaCare Corporation, the founding Board of Directors of the Cord Blood Association, the Board of Directors of PanTHERA CryoSolutions, Inc., the NIST-AMTech National Cell Manufacturing Consortium, the California Institute for Regenerative Medicine (CIRM) Clinical Advisory Panel, the Business Advisory Board of RoosterBio Inc., and the Scientific Advisory Board of SAVSU Technologies. Dr. Mathew has obtained UCLA Corporate Governance Program Certification.
Todd Berard has been Chief Marketing Officer since December 2019. Before his appointment as Chief Marketing Officer, Mr. Berard had served as Vice President of Marketing since February 2015 and Senior Director of Marketing since July 2014. Previous to BioLife, Mr. Berard served as Director of Marketing at Verathon Medical; a division of Roper Inc., from September 2010 until July 2014, overseeing the global marketing, product development, and product launch strategies for a portfolio of six medical device brands. He also managed all strategic partnerships for product development and helped guide the organization through several key product launches and the corporate acquisition. At Verathon, Mr. Berard oversaw a creative and product management team of 12. Responsibilities included all global marketing initiatives and campaigns, strategy, product portfolio management, and strategic planning. He has over twenty years of experience in life sciences, health care, medical devices, and technology; working for both global leaders and small technology startups, including the University of Washington School of Medicine, DuPont, and Medtronic. He has a Bachelor of Science Degree in Biochemistry from the University of Vermont and an MBA from the University of Washington Foster School of Business.
Karen Foster has been Chief Quality Officer since December 2019, and became Chief Quality and Operations Officer as of January 2024. Before her appointment as Chief Quality Officer, Ms. Foster had served as Vice President, Operations since April 2016. From 2003 to early 2016, Ms. Foster was Vice President of Laboratory Operations and Site Leader at ViaCord, LLC, a family cord blood bank, and subsidiary of PerkinElmer Inc. Over a 25-year career, Ms. Foster has managed manufacturing and quality operations in several capacities for companies including ViaCord, Pfizer, Inc. (formerly Pharmacia Corporation) and Amersham Pharmacia Biotech, Inc. (formerly Phamacia Biotech, Inc.). She holds an MBA from the University of Wisconsin-Milwaukee (specialization in Operations Management), an M.S. in Zoology from University of Wisconsin-Milwaukee (specialization in Microbiology) and a B.S. in Biological Sciences from Michigan Technological University.
Geraint Phillips has been Senior Vice President, Global Operations since January 2023. Before his appointment as Chief Operating Officer, Mr. Phillips served as Vice President of Freezer Operations upon the acquisition of Global Cooling, Inc. in May 2021, where he served as its Chief Operating Officer since December 2020. While VP of Freezer Operations, Mr. Phillips oversaw the Company’s liquid nitrogen storage freezer product lines. His career spans more than 20 years of operational executive leadership positions that include Senior Director of Global Operations at Azenta Life Sciences (NASDAQ: AZTA; formerly Brooks Life Sciences) and 14 years of progressive operational responsibility to the

VP of Global Operations, Environmental Health Division at PerkinElmer (NYSE: PKI), where he held global responsibilities for a number of divisions. Phillips has a Bachelor of Science in Physics from Cardiff University and an MBA from the University of South Wales.
Garrie Richardson has been Chief Revenue Officer since October 2023. Before his appointment to Chief Revenue Officer, Mr. Richardson served as General Manager of SciSafe, Inc., a wholly owned subsidiary of BioLife Solutions, Inc. from 2020 to 2023. Prior to BioLife’s acquisition of SciSafe, Inc. in October 2020, Mr. Richardson was the President and Founder of SciSafe, Inc. from 2010 to 2020, overseeing operations, sales and marketing and strategic planning. He has a Bachelor of Science Degree in Marketing and Master of Business Administration from the Sorrell College of Business at Troy University.
Sarah Aebersold has been Chief Human Resources Officer since January 2023. Previously, Ms. Aebersold was Vice President, Global Human Resources since January 2021 and served as the Senior Director, Global Human Resources & Administration since February 2020. In that role, Ms. Aebersold oversaw human resources programs in the areas of employee relations, talent acquisition, benefits, compensation, coaching, training and development, policy, and data management. Prior to joining the Company, Ms. Aebersold served in a variety of human resources roles with companies including MCG Health, a healthcare solutions provider (2016-2020, most recently as Head of Human Resources and Administration), Spacelabs Healthcare, a manufacturer of medical equipment (2014-2016, 2012-2013, most recently as Senior Manager, Human Resources), T-Mobile, a mobile communication company, (2013-2013, most recently as Human Resource Manager), Seattle Children’s Hospital, a children’s hospital (2009-2012, most recently as Manager, Human Resources Consulting), and ZymoGenetics, Inc., a biotechnology/pharmaceutical company (2004-2009, most recently as Human Resources Manager).
Rachel Ellingson has served as a director and member of the Company’s Compensation Committee and Audit Committee since April 2021. Since April 2018, Ms. Ellingson has served as Senior Vice President and Chief Strategy Officer at Zimmer Biomet Holdings, Inc., a medical device company (NYSE: ZBH). As a member of the executive leadership team at ZBH, Ms. Ellingson is responsible for global oversight of strategy, business development and integration. Prior to joining ZBH, Ms. Ellingson served as Vice President, Corporate Strategy and as a member of the executive leadership team at St. Jude Medical, Inc., a medical device company, from 2011 to 2017. Before joining St. Jude Medical, Ms. Ellingson served as Vice President, Business Development and Investor Relations at AGA Medical Corporation, a developer and manufacturer of cardiovascular medical devices. Prior to joining AGA Medical, Ms. Ellingson was an investment banker, most recently as Managing Director, Healthcare Investment Banking with Bank of America Corporation (NYSE: BAC) and prior to that, was with Cowen & Company (NASDAQ: COWN). Ms. Ellingson holds an MBA in Finance from the University of Connecticut and a Bachelor of Arts degree from the University of Rhode Island. The Board has determined that Ms. Ellingson is qualified to serve as a director because of her experience with strategic leadership and investment banking.
Amy DuRoss has served as Lead Independent Director of the Company's Board of Directors since August 2023 and member of the Company’s Governance and Nominating Committee and as Chair of the Compensation Committee since April 2021. Ms. DuRoss previously served as Chief Executive Officer of Vineti, Inc., a healthcare technology company, from the time that she co-founded Vineti in April 2016 through March 2022. Ms. DuRoss led Vineti and its software as a service platform to the forefront of innovation supporting cell and gene therapy manufacturing, delivery and patient follow up. Before co-founding Vineti, Ms. DuRoss focused on healthcare new business creation for GE Ventures, a venture capital subsidiary of General Electric (NYSE: GE), serving as a Managing Director from May 2013 to May 2017. Prior to GE, Ms. DuRoss was Chief Business Officer at Navigenics, Inc., a genomics company sold to Life Technologies Corporation in 2012. Ms. DuRoss was Co-founder and Executive Director of Proposition 71, California's stem cell research initiative passed in 2004, as well as Chief of Staff at the resulting state grant oversight agency. Ms. DuRoss was named a 2016 Health Innovator Fellow by the Aspen Institute. Ms. DuRoss also serves as a member of the Board of Directors for the ARM Foundation for Cell and Gene Medicine. Ms. DuRoss holds an MBA, Masters degree in English, and Bachelors of Arts degree in English from Stanford University. The Board has determined that Ms. DuRoss is qualified to serve as a director because of her experience founding and growing a successful business in the cell and gene therapy space.
Joydeep Goswami has served as a director and member of the Company’s Audit Committee and as chair of the Nominating and Governance Committee since October 2021. Dr. Goswami currently serves as Advisor to Illumina, a life sciences tools and diagnostics company. Between February 2023 and April 2024, Dr. Goswami served as Chief Financial Officer and Chief Strategy and Corporate Development Officer at Illumina. During his service on the executive leadership team at Illumina, Mr. Goswami was responsible for driving planning, strategic partnerships, and acquisitions. Prior to Illumina, Mr. Goswami served as the President of Thermo Fisher Scientific's Clinical Next-Generation Sequencing (NGS) and Oncology business unit, where he oversaw efforts that drove the adoption of NGS in clinical oncology, research and reproductive health. Mr. Goswami has held senior leadership roles across the pharma/biotech, diagnostics and research tool continuum, previously serving at companies such as Life Technologies and Invitrogen, in addition to Thermo Fisher Scientific. He has led teams across various functions, including sales, marketing, R&D and other support functions. Mr. Goswami served as President, Asia Pacific and Japan while at Thermo Fisher Scientific and created the Stem Cells and Regenerative Medicine Business Unit at Invitrogen. Additionally, he spent five years at McKinsey, where he specialized in strategy for pharmaceutical, medical technology and technology companies. Mr. Goswami holds his MS, PhD in Chemical Engineering, and MBA from MIT and a Bachelor's degree in Chemical Engineering from the Indian Institute of Technology. The Board has determined that Mr. Goswami is qualified to serve as a director because of his experience with strategic and financial leadership and international operations experience.
Tim Moore has served as a director and member of the Company’s Compensation and Nominating and Governance Committees since September 2022. He has more than three decades of leadership experience in biopharmaceutical manufacturing and operations. Mr. Moore served as COO of Instil Bio through December 2022, a TIL cell therapy company focused on solid tumors. Mr. Moore also served as the President and COO at PACT Pharma from October 2019 through September 2022. Prior to joining PACT, he served as Executive Vice President, Technical Operations at Kite, a Gilead Company, since March of 2016. During this time Mr. Moore was responsible for overseeing the process development, manufacturing, quality and supply chain for the launch of Yescarta®, one of the first CAR T therapies to be developed, manufactured and commercialized, as well as advancement of the Kite pipeline. In addition, Mr. Moore globally expanded the biopharmaceutical operations to serve and support the US, EU, as well as key partners in Asia. Prior to Kite, Mr. Moore served as the Senior Vice President, Head of Global Technical Operations – Biologics of Genentech, Inc. and as a member of the Genentech Executive Committee since 2010. In this role, Mr. Moore oversaw global leadership for more than 7,500 professionals across 10 internal sites and over 37 contract manufacturing organizations, as well as global manufacturing and end-to-end quality supply performance of more than 20 biological product families. Prior to that, Mr. Moore was Genentech’s Senior Vice President, Global Supply Chain and Global Engineering from 2007 to 2010. Previously, Mr. Moore served as Vice President, Operations at ZLB Behring (formerly Aventis Behring). He is currently a member of ISPE, PDA and has been a part of the Executive Committee of BioPhorum and serves as a Board member for Cerus. Mr. Moore received a B.S. in Chemical Engineering from Tulsa University and a M.S. in Engineering Management from Northwestern University. The Board has determined that Mr. Moore is qualified to serve as a director because of his extensive experience with leading and executing large scale manufacturing operations in the biopharmaceutical industry.
Each of the directors named above has been nominated by our Board for election to the Board at the Annual Meeting, as described below.
BOARD OF DIRECTORS
Overview
Our Bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board but shall consist of at least three members. Our Board presently consists of six members. Our Board has determined five of our directors – Messrs. Schick, Goswami, and Moore, and Mss. DuRoss and Ellingson – to be independent under the rules of the Nasdaq Stock Market ("Nasdaq"), after taking into consideration, among other things, those transactions described under “Certain Transactions.” Mr. de Greef serves as Chairman of the Board and is Chief Executive Officer and, as of August 1, 2023, Amy DuRoss was appointed as Lead Independent Director of the Board.
At each annual meeting of stockholders, members of our Board are elected to serve until the next annual meeting and until their successors are duly elected and qualified. If the nominees named in this proxy statement are elected, the Board will consist of five persons.
Committees of the Board of Directors
The Board has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each committee operates pursuant to a written charter that may be viewed on our website at http://investors.biolifesolutions.com/corporate-governance. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

The following table sets forth the current composition of the three standing committees of our Board:

Name	Audit	Compensation	Governance and Nominating
Mr. de Greef (Chair of the Board)
Mr. Schick (financial expert)(1)	Chair	X	X
Ms. DuRoss (Lead Independent Director)		Chair	X
Ms. Ellingson	X	X
Mr. Goswami	X		Chair
Mr. Moore		X	X
(1) Joseph Schick, former Director and Chair of the Audit Committee, has voluntarily decided to step down from his Board position upon the completion of his current term at the Annual Meeting.
Audit Committee. Our Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal, regulatory, and ethical requirements. The Audit Committee oversees the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing our independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent registered public accounting firm; reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; and monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by regulation.
In addition, the Audit Committee’s role includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at the Company’s expense.
The Board has determined that all members of our Audit Committee meet the independence and financial literacy standards of Nasdaq and applicable SEC rules. The Board has determined that Mr. Schick is an “audit committee financial expert” as defined by the rules of the SEC.
Please see the section entitled “Report of the Audit Committee of the Board of Directors” for further matters related to the Audit Committee.
Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its fiduciary responsibilities relating to the compensation of executive officers, the organizational structure, succession, retention and training policies and review and oversight of the Company's compensation and benefit programs. Our Compensation Committee is responsible for reviewing the recommendations of our Chief Executive Officer and Chief Financial Officer, making recommendations to the Board regarding the compensation of our executive officers, and ensuring that the total compensation paid to the executive officers is reasonable and competitive, and does not promote excessive risk taking. In making its recommendations to the Board, the Compensation Committee considers the results of the most recent stockholder advisory vote on executive compensation. The Chief Executive Officer may not be present during voting or deliberation on his compensation. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director and committee member compensation. In addition, the Compensation Committee approves and has oversight over our bonus plans for executive officers and/or stock-based compensation plans and oversight of our overall compensation plans and benefit programs, including approval and oversight of grants.
In discharge of its duties related to administration of executive bonus plans, the Compensation Committee may, subject to the terms of each plan, delegate authority to management for the day-to-day non-material administration of such plans. Further, the Compensation Committee may, subject to the terms of each plan, delegate authority to management to make grants to non-executive officers under stock-based compensation plans.

The Compensation Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting and other advisors, at the Company’s expense. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the six factors outlined in Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In considering and determining compensation levels, the Compensation Committee reviews independent and externally generated compensation data, in accordance with Rule 10C-1 of the Exchange Act.
The members of the Compensation Committee are independent directors within the meaning of the listing standards of Nasdaq.
Governance and Nominating Committee. Our Governance and Nominating Committee’s primary purpose is to evaluate candidates for membership on our Board and make recommendations to our Board regarding candidates; make recommendations with respect to the composition of our Board and its committees; provide guidance to our human resources, legal, and finance departments relating to director orientation programs; recommend corporate governance principles applicable to the Company; manage periodic review, discussion and evaluation of the performance of our Board, its committees and its members and oversee and monitor compliance with our Code of Business Conduct and Ethics. The Governance and Nominating Committee has the authority to obtain independent advice and assistance from internal or external legal, accounting, and other advisors, at the Company’s expense.
All members of our Governance and Nominating Committee are independent under the listing standards of Nasdaq.
The Governance and Nominating Committee will consider candidates recommended by stockholders. To recommend a prospective director candidate for the Governance and Nominating Committee’s consideration, stockholders may submit the candidate’s name, qualifications, including whether the candidate satisfies the requirements set forth in the Governance and Nominating Committee’s charter and other relevant information required by the procedures set forth in our Bylaws, in writing to the Governance and Nominating Committee, c/o BioLife Solutions, Inc., Attention: Corporate Secretary, 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021. Our Bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals and Director Nominations for the 2025 Annual Meeting” below.
In carrying out its function to nominate candidates for election to our Board, the Governance and Nominating Committee considers the Board’s mix of skills, experience, character, commitment and diversity, with diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements and needs of our Board at that point in time. In reviewing potential candidates, the Committee will also consider all relationships between any proposed nominee and any of our stockholders, competitors, customers, suppliers or other persons with a relationship to the Company. The Governance and Nominating Committee believes that each candidate should be an individual who has demonstrated exceptional ability and judgment, who are willing and able to make a sufficient time commitment to the Company, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.
The Governance and Nominating Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executive officers, individuals who our executive officers or Board members believe would be aware of candidates who would add value to our Board and through other research. The Governance and Nominating Committee may, from time to time, retain, for a fee, one or more third-party search firms to identify suitable candidates. The Governance and Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each candidate, including incumbents, based on the same criteria.
The Governance and Nominating Committee does not have a formal policy with respect to diversity. However, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.
Number of Meetings
The Board held a total of 23 meetings during 2023. Our Audit Committee held seven meetings in 2023, our Compensation Committee held two meetings in 2023 and our Governance and Nominating Committee held two meetings during 2023. Each incumbent director attended at least 75% of the total number of Board and committee meetings they were responsible for attending, except for Joydeep Goswami.

Board Member Attendance at Annual Stockholder Meetings
Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings. During the 2023 Annual Meeting of Stockholders on July 21, 2023, Amy DuRoss was the only director in attendance.
Codes of Business Conduct and Ethics
We believe in sound corporate governance practices and have always encouraged our employees, including officers and directors, to conduct business in an honest and ethical manner. Additionally, it has always been our policy to comply with all applicable laws and provide accurate and timely disclosure.
Accordingly, the Board has adopted a Code of Business Conduct and Ethics for all employees. The Board has adopted an additional corporate code of ethics for our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, which is intended to be a “code of ethics” as defined by applicable SEC rules. These codes are publicly available on our website at http://investors.biolifesolutions.com/corporate-governance. The Code of Business Conduct and Ethics is designed to deter wrongdoing and promote honest and ethical conduct and compliance with applicable laws and regulations. These codes also incorporate what we expect from our executives so as to enable us to provide accurate and timely disclosure in our filings with the SEC and other public communications. Any amendment made to, or waiver from, any provision of these codes that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers or that relates to the elements of Item 406(b) of Regulation S-K will be available on our website promptly following the date of such amendment or waiver.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Common Stock. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, filed electronically with the SEC during the year ended December 31, 2023, the Company believes that all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis during the year ended December 31, 2023, except those listed below:
•January 9, 2023: Section 16(a) filings filed late by Geraint Phillips reflecting one late Form 3.
•January 18, 2023: Section 16(a) filings filed late by Roderick de Greef, Amy DuRoss, Joseph Schick, Timothy Moore, Joydeep Goswami and Rachel Ellingson. Each filed one late Form 4 reporting one late transaction.
•May 15, 2023: Section 16(a) filings filed late by Roderick de Greef reflecting one late Form 4 reporting one late transaction.
•June 23, 2023: Section 16(a) filings filed late by Geraint Phillips reflecting four late Form 4 filings, each reporting one late transaction.
•July 24, 2023: Section 16(a) filings filed late by Aby Mathew reflecting one late Form 4 reporting two late transactions.
•August 30, 2023: Section 16(a) filings filed late by Geraint Phillips, Troy Wichterman, Aby Mathew, Michael Rice and Karen Foster. Each filed one late Form 4 reporting one late transaction.
•October 2, 2023: Section 16(a) filings filed late by Karen Foster, Michael Rice, Aby Mathew, Troy Wichterman and Geraint Phillips. Each of Karen Foster, Michael Rice and Aby Mathew filed one late Form 4 reporting two transactions. Troy Wichterman and Geraint Phillips each filed one late Form 4 reporting one late transaction.
•October 10, 2023: Section 16(a) filings filed late by Joseph Schick, Joydeep Goswami, Rachel Ellingson, Roderick de Greef, Timothy Moore and Amy DuRoss. Each filed one late Form 4 reporting one late transaction.
•November 1, 2023: Section 16(a) filing filed late by Garrie Richardson reflecting one late Form 3.
•November 1, 2023: Section 16(a) filing filed late by Roderick de Greef reflecting one late Form 4 reporting one late transaction.
•November 13, 2023: Section 16(a) filing filed late by Geraint Phillips, Troy Wichterman, Aby Mathew and Karen Foster. Each filed one late Form 4 reporting one late transaction.

•December 4, 2023: Section 16(a) filing filed late by Troy Wichterman, Geraint Phillips, Aby Mathew and Karen Foster. Each filed one late Form 4 reporting two late transactions.
•December 4, 2023: Section 16(a) filing filed late by Sarah Aebersold reflecting one late Form 4 reporting one late transaction.
•December 21, 2023: Section 16(a) filings filed late by Aby Mathew, Karen Foster, Geraint Phillips, and Troy Wichterman. Each filed one late Form 4 reporting one late transaction.
Insider Trading Policy
We have adopted a formal policy against insider trading which provides guidelines to all of our directors, officers, employees, and consultants with respect to trading in our securities, as well as the securities of other companies with whom we have a business relationship. This policy has been designed to prevent insider trading or even allegations of insider trading.
Stockholder Communications with Directors
Stockholders wishing to communicate with the Board or with a particular member or committee of the Board should address communications to the Board, or to such individual member or committee as follows: c/o BioLife Solutions, Inc., Attention: Corporate Secretary, 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021. All communications will be relayed to that addressee. From time to time, the Board may change the process through which stockholders communicate with the Board or its members or committees. There were no changes in this process in 2023 or as of the date hereof. Please refer to our website at www.biolifesolutions.com for any future changes in this process. The Board or the particular director or committee of the Board to which a communication is addressed will, if it deems appropriate, promptly refer the matter either to management or to the full Board depending on the nature of the communication.
Board Diversity Matrix

Board Diversity Matrix as of December 31, 2023
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
EXECUTIVE OFFICERS AND DIRECTORS
Compensation Committee report
The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of Nasdaq, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the Company’s cash and equity incentive plans. The Compensation Committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews non-employee director compensation. All decisions with respect to executive compensation are approved by the Compensation Committee and all decisions with respect to director compensation are recommended by the Compensation Committee to the full Board for approval.
The Compensation Committee of the Company has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this document.
Respectfully submitted by the Compensation Committee:
Amy DuRoss, Chairperson
Joseph Schick
Rachel Ellingson
Timothy Moore
Compensation discussion and analysis
Our compensation discussion and analysis (“CD&A”) describes our executive-compensation philosophy and program as reported in the executive compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2023 named executive officers (“NEOs”) of the Company:

Name	Position with the Company
Roderick de Greef(1)	Chief Executive Officer and Chairman of the Board
Michael Rice(1)	Former Chief Executive Officer and Chairman of the Board
Troy Wichterman	Chief Financial Officer
Aby J. Mathew, Ph.D.	Chief Scientific Officer and Executive Vice President
Geraint Phillips	Senior Vice President, Global Operations
Karen Foster	Chief Quality and Operations Officer
(1)As of October 19, 2023, Michael Rice resigned from his position as Chief Executive Officer and Chairman of the Board and the board appointed Roderick de Greef as successor. Mr. Rice is included as an NEO pursuant to Regulation S-K.
2023 year in review
For the fiscal year ended December 31, 2023, the macroeconomic environment created challenging headwinds for the cell and gene therapy ("CGT") and broader biopharma industry, and, as a result, the Company did not achieve its financial goals for 2023. Factors contributing to the economic constraints within the industry included reduced spending across our customer base for both capital equipment and consumables in addition to destocking by our customers and distributors in our high margin cell processing products.
To navigate the financial challenges that arose from the macroeconomic conditions in 2023, we focused our efforts on managing our operating expenses through a reduction in workforce in Q3, 2023 and limiting discretionary expenses. Additionally, in continued efforts to manage our expenses given the economic circumstances our company faced during the year, the Board did not award cash bonuses to the executive team as the 2023 financial goals for the year had not been met.
As announced in the third quarter of 2023, we determined that divesting our Freezer Businesses (Global Cooling, Inc. and Custom Biogenic Systems) would optimize the performance of our product portfolio by focusing on recurring, higher margin revenue streams within our cell processing and biostorage services product lines. On April 17, 2024, the Company closed its divestiture of Global Cooling, Inc., transforming its financial profile.
We are keenly focused on continuing to achieve our corporate goals in alignment with our broader purpose to return long-term value to our stockholders. We are confident the execution of the initiatives outlined above will increase our profitability through our focus on differentiated products suited to the complexities of manufacturing cell and gene therapies, and are in the best interest of the Company and our stockholders.
Compensation philosophy
The Company’s compensation philosophy is to provide compensation that will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term, enhanced shareholder value and provide a fair reward for executive effort, and stimulate professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior to achieve both near-term corporate goals and long-term business and strategies.
It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, life sciences, and biotechnology companies, and to include incentives that are designed to appropriately drive the Company’s continued development to create shareholder value. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including base salaries, annual cash incentive compensation, and equity incentive compensation.
Compensation objectives
The Company’s compensation programs for its executive officers are designed to provide the following:
•Salaries and total compensation that are competitive with other bioprocessing, life sciences, and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies. The committee’s objective is to align executive total annual compensation, including salary, cash bonus and long-term equity, near the 50th percentile of the Company’s peer group.
•Equity incentive compensation, including market-based equity awards, to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of stockholders.
•Annual cash incentive compensation that motivates the executive officers to lead and manage the business to meet the Company’s near-and long-term objectives.
The following features of our compensation programs are designed to protect and promote the interests of our stockholders while aligning executive compensation with performance. Below we summarize practices we follow to incentivize performance and retain leadership, and practices we do not follow because we do not believe they serve the long-term interests of our stockholders:

We Do	We Don’t
Pay for Performance: We emphasize market-based compensation that aligns the interests of our stockholders and executive officers through the use of both near-term cash incentive compensation and long-term equity awards subject to both time and market-based vesting.
Hedge or Pledge: We do not allow executive officers to engage in hedging or pledging of our securities.
Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.
Re-Pricing: We do not allow re-pricing of underwater stock options without shareholder approval.
Benefits: We offer market-competitive benefits for executives that are consistent with the benefits we offer all our employees.	Gross up Payments: We do not provide excise tax gross-up payments for our executive officers.
Consult: We consistently engage an independent compensation consultant to advise on compensation levels and practices.	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.
Risk Assessment: We perform an annual compensation risk assessment.
Double Trigger: We provide each NEO severance benefits that are triggered only upon a termination of employment, including resignation for good reason, following a change-in-control (i.e., double trigger).

Board and Compensation Committee consideration of shareholder advisory votes on compensation
In evaluating our executive compensation programs for the fiscal year ended December 31, 2023, the Compensation Committee considered the shareholder advisory vote on our executive compensation, (the “say-on-pay vote”), for the fiscal year ended December 31, 2022, which was approved by 74.2% of the votes cast.
The Compensation Committee determined that the structure of our executive compensation policies continues to be appropriately aligned to the achievement of Company goals and objectives and the best interests of stockholders. We believe that compensation program enhancements of the past several years, as well as our commitment to improved transparency in our CD&A disclosure, have resulted in a compensation program that best serves our Company, our executives, and our stockholders. The Compensation Committee values and continues to consider shareholder input and feedback, including the results of say-on-pay votes, on our compensation program structure.
Compensation evaluation process
The Company’s executive officer compensation consists of three primary components: base salary, annual cash incentive compensation, and equity incentive compensation. Each of these components is intended to complement the others, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies.
Role of compensation consultant
In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts. For analysis of the fiscal year ended December 31, 2023 executive compensation structure, the Compensation Committee retained FW Cook, an independent compensation consulting firm, to assist management in assessing and reporting to the Compensation Committee the competitiveness and effectiveness of the Company’s executive compensation programs. In addition, our finance and human resources departments support management in their work and act in accordance with the direction given to them to administer our compensation programs.

Management has assessed any potential conflicts of interest raised by the work of FW Cook, our compensation consultant, pursuant to SEC rules and has determined that no such conflict of interest exists.
In December 2022, the Compensation Committee held meetings with management to review the reports prepared by FW Cook to:
•Review our compensation objectives
•Review the actual compensation of our executive officers for consistency with our objectives
•Analyze trends in executive compensation
•Assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its stockholders
•Assess our equity-based awards programs against our objectives of executive incentive, retention, and alignment with shareholder interests
•Review our peer group and consider appropriate changes related to the realignment of our business
•Benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group
•Review recommendations for fiscal year 2023 compensation for appropriateness relative to our compensation objectives
Use of peer group to benchmark compensation
In December 2022, FW Cook provided management with an analysis of base salary, target bonus, target total cash, long-term incentive value and design, and target total compensation for executives, and cash and equity compensation for non-employee directors, of comparable companies in the bioprocessing, life sciences, and biotechnology industries. In performing this analysis, FW Cook used a peer group of 20 bioprocessing, life sciences, and biotechnology companies, which was reviewed and approved by management. As necessary, FW Cook, in conjunction with management, reevaluates our peer group in light of developments in the market and our industry. As a result of this review, three companies were added to the peer group and three companies were removed from the peer group compared to the prior report. The companies included in the peer group had revenues with a median of $215 million, as compared to the group’s median revenue of $168 million in fiscal year 2022, when the evaluation was last completed.
The peer group used in the report presented for consideration of 2023 compensation decisions and approved by the management consisted of the following companies:

ANGO	AngioDynamics	CSII	Cardiovascular Systems, Inc	NSTG	NanoString Technologies, Inc.
HALO	Antares Pharma, Inc.(1)	CERS	Cerus Corporation	NVRO	NEVRO Corporation
AORT	Artivion	CDXS	Codexis, Inc.	MCRB	Seres Therapeutics
ATRI	Atrion Corporation	CYRX	Cryoport, Inc.	SILK	Silk Road Medical, Inc.
CDMO	Avid Bioservices, Inc.	GKOS	Glaukos Corporation	STAA	STAAR Surgical Company
AXGN	Axogen Corporation	IRTC	iRhythm Technologies, Inc.	VCYT	Veracyte, Inc.
AZTA	Azenta	MLAB	Mesa Laboratories, Inc.
(1)Antares Pharma, Inc. was acquired by Halozyme (NASDAQ: HALO) as of May 2022.
The use of peer group compensation data is one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation, and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.
While the Compensation Committee generally targets each NEO’s total compensation to be near the 50th percentile of the peer group, it considers a number of additional factors to determine the appropriate level of each NEO’s total compensation and each component of compensation, including Company performance and the relevant executive’s performance, experience, responsibilities and impact. Due to these other factors, the Compensation Committee may set an NEO’s compensation below, at, or above the 50th percentile of the peer group.

Annual review of long-term incentives
The Compensation Committee believes that equity incentives in the form of restricted stock awards, subject to vesting over time or upon achievement of performance or market-based objectives, are effective vehicles to align individual and team performance with the achievement of the Company’s strategic and financial goals over time, retain our NEOs, and align the interests of our NEOs with those of our stockholders.
In January 2023, the Compensation Committee granted to the NEOs service vesting-based restricted stock awards which vest over a four-year period, and market-based restricted stock awards which contain a market condition based on Total Shareholder Return (“TSR”). The TSR market condition measures the Company’s performance against a peer group. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group. The size of these grants is based on target long-term incentive levels for each of the NEOs.
Executive compensation
Base salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually. The Compensation Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2023 achieved the Company’s compensation objectives. Base salaries for the named executive officers for 2023, 2022 and 2021 are as follows:

Name	2023 Base Salary ($) (1)	2022 Base Salary ($) (1)	2021 Base Salary ($) (1)	Base Salary Increase in 2023 vs 2022 (%)	Base Salary Increase in 2022 vs 2021 (%)
Roderick de Greef(2)	744,450	450,000	412,137	65	9
Michael Rice(2)	709,000	645,000	641,019	10	1
Aby J Mathew	435,000	419,750	419,750	4	—
Troy Wichterman	472,000	375,000	249,077	26	50
Geraint Phillips	380,000	300,000	237,415	27	25
Karen Foster	382,000	356,500	356,500	7	—
(1)These base salary increases were based on each named executive officer’s performance, qualifications, experience, responsibilities, and FW Cook’s survey of the publicly disclosed compensation for similar positions at companies in the peer group.
(2)The 2023 base salaries presented here are reflecting the annual salaries outlined within the employment agreements of each respective NEO. The actual salary earned by each NEO is presented within the Summary compensation table as neither served in their position for the entirety of 2023.
Annual cash incentive compensation (short-term incentive) plan
In 2023, as in prior years, executives were eligible for bonuses, as approved by the Compensation Committee and the Board, with pre-established goals and weightings, which was designed to reward achievements based upon quantitative and qualitative Company performance (the “Company Objectives”), and to incentivize and reward NEOs for achieving performance goals that drive Company performance, align pay and performance, and support the long-term growth of the Company.
All NEO incentive payouts are calculated based solely on Company Objectives to closely align compensation with the Company’s performance. The Compensation Committee determines each NEO’s annual cash incentive compensation after the end of each fiscal year, which is calculated as a percentage of the executive officer’s target annual cash incentive compensation (“Target Award”). The Compensation Committee establishes each NEOs Target Award at a level that represents a meaningful portion of each NEOs cash compensation. In addition, the Compensation Committee sets thresholds, target, and maximum performance goals, and related payout levels, considering annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices. An NEO could earn between 0% and 110% of the NEOs Target Award for achievement of Corporate Objectives, dependent upon the level of achieved performance.
Annual cash incentive compensation (short-term incentive) plan protocol
The Compensation Committee administers the Plan:
1.At the beginning of the fiscal year, the CEO, with assistance from senior management, proposes annual Company Objectives, measurement criteria and weightings, subject to review and approval by the Compensation Committee.
2.At the beginning of the following fiscal year, the CEO and CFO evaluate performance levels and the achievement of these annual Company Objectives, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants are submitted by the CEO to the Compensation Committee for review and approval.
3.The Compensation Committee determines the bonus awards for individual participants based on the Target Awards and the Company’s performance against the Company Objectives.
Summary of 2023 performance measure and goals
The Compensation Committee may, at its discretion, elect to adjust bonuses or not to pay bonuses at all. A Target Award and the weight assigned to Company Objectives are determined based upon competitive market data derived from our peer group. The final incentive payout is determined based on the achievement of Company Objectives defined for each organizational level and position and the Target Award.
Our Company is focused on driving above-industry level growth through internal innovation, acquisitions, and expansion of applications for our products and services. With our focus on revenue growth, gross margin improvements, and positive adjusted EBITDA, we believe that revenue, gross margin, and Adjusted EBITDA are relevant metrics to reflect success. Revenue was the highest weighted Company Objective, and the remaining weighting was attributed to each of the other Company Objectives as recommended by management and approved by the Compensation Committee. We believe these are objectives that our executive team can directly impact and that drive shareholder value.
For the 2023 Plan, the Compensation Committee set the following Company Objectives and related payout levels:
•Revenue (60%): For 2023, the revenue target was set at $194 million, which if achieved, would result in a payout of 60% of each NEOs Target Award. If the Company achieved revenues of $200 million, a 20% increase of payout would result and each NEOs Target Award would be paid at 72% with respect to the revenue metric. If achieved performance was below $194 million but at or above $186 million, a 20% reduction of payout would result and each NEOs Target Award would be paid at 48% with respect to the revenue metric. If achieved performance was below $186 million, then no payout would be made to the NEOs with respect to the revenue metric.
•Adjusted Gross Margin(1)(20%): For 2023, the adjusted gross margin target was set at 38%, which if achieved, would result in a payout of 20% of each NEOs Target Award. If the Company achieved adjusted gross margin of 40%, a 20% increase of payout would result and each NEOs Target Award would be paid at 24% with respect to the adjusted gross margin metric. If achieved performance was below 38% but at or above 36%, a 20% reduction of payout would result and each NEOs Target Award would be paid at 16% with respect to the adjusted gross margin metric. If achieved performance was below 36%, then no payout would be made to the NEOs with respect to the adjusted gross margin metric.
•Adjusted EBITDA(1)(20%): For 2023, the adjusted EBITDA target was set at 8% of revenues, which if achieved, would result in a payout of 20% of each NEOs Target Award with respect to the adjusted EBITDA metric. If the Company achieved adjusted EBITDA of 10% of revenues, a 20% increase of payout would result and each NEOs Target Award would be paid at 24% with respect to the adjusted EBITDA metric. If achieved performance was below 8% of revenues but at or above 6% of revenues, a 20% reduction of payout would result and each NEOs Target Award would be paid at 16% with respect to the adjusted EBITDA metric. If achieved performance was below 6% of revenues, then no payout would be made to the NEOs with respect to the adjusted EBITDA metric.

(1)Adjusted Gross Margin and Adjusted EBITDA are financial measures not calculated in accordance with generally accepted accounting principles ("GAAP") in the United States. A reconciliation of these metrics is provided below.
Non-GAAP metric reconciliation tables
Our Target Awards include the calculation of non-GAAP financial measures in which we believe provide useful information for evaluating business performance. When analyzing the Company's operating results, investors should not consider non-GAAP measures as substitutes for the comparable financial measures prepared in accordance with GAAP.
Adjusted gross margin reconciliation

	Year Ended December 31,
	2023	2022	2021
GAAP total revenues	$143,271	$161,759	$119,156
GAAP cost of revenues	(96,519)	(107,937)	(82,108)
COGS intangible asset amortization	(2,781)	(5,007)	(4,557)
GAAP GROSS PROFIT	$43,971	$48,815	$32,491
GAAP GROSS MARGIN	30.7%	30.2%	27.3%

ADJUSTMENTS TO GROSS PROFIT:
Inventory step-up	—	251	1,130
Inventory reserve costs	2,334	—	—
Loss on disposal of assets	286	—	—
Intangible asset amortization	2,781	5,007	4,557
ADJUSTED GROSS PROFIT	$49,372	$54,073	$38,178
ADJUSTED GROSS MARGIN	34.5%	33.4%	32.0%

Adjusted EBITDA reconciliation

	Year Ended December 31,
	2023	2022	2021
GAAP NET (LOSS) / INCOME	$(66,427)	$(139,805)	$(8,908)

ADJUSTMENTS:
Interest expense, net	1,812	687	485
Income tax (expense) benefit	169	(5,022)	(20,118)
Depreciation	7,126	6,834	4,800
Intangible asset amortization	5,181	9,697	8,202
EBITDA	$(52,139)	$(127,609)	$(15,539)
Share-based compensation (non-cash)	31,670	25,334	13,974
Inventory step-up	—	251	1,130
Acquisition and divestiture costs	3,226	18	1,636
Severance costs	1,591	—	—
Loss (gain) on disposal of assets	477	683	(145)
Change in fair value of investments	—	(697)	—
Change in fair value of contingent consideration	(2,193)	(4,754)	2,875
Change in fair value of warrant liability	—	—	121
Gain on settlement of Global Cooling escrow	(5,115)	—	—
Asset impairment charges	15,485	110,364	—
Inventory reserve costs	2,334	—	—
ADJUSTED EBITDA(1)	$(4,664)	$3,590	$4,052
ADJUSTED EBITDA as a percentage of total revenues	(3.3%)	2.2%	3.4%
(1)Adjusted EBITDA excluded executive bonuses from GAAP operating expenses to determine target award percentage.
Individual annual cash incentive targets
For the fiscal year ended December 31, 2023, the Company established a Target Award for each NEO Company Objectives, which are set forth below:

Name	Target Award as % of Salary for the Fiscal Year Ended	Portion Tied to Company Objectives (%)
Roderick de Greef	100	100
Michael Rice	100	100
Aby J Mathew	45	100
Troy Wichterman	60	100
Geraint Phillips	55	100
Karen Foster	45	100

Performance against 2023 company objectives
The following table summarizes the performance of the Company against its Objectives for the fiscal year ended December 31, 2023:

Company Objectives for the Fiscal Year Ended December 31, 2023
Revenue target	Revenues of $143.3 million did not meet threshold
Adjusted Gross Margin target	Adjusted Gross Margin of 34.5% did not meet threshold
Adjusted EBITDA target	Adjusted EBITDA of (3.3%) did not meet threshold
Annual bonus incentive payments under the plan
As stated above, the Company did not achieve its financial goals for 2023. As a result, the Compensation Committee did not award bonus payouts to NEOs.
Objectives for the fiscal year ending December 31, 2024
Our annual cash incentive compensation plan for the fiscal year ending December 31, 2024 is generally consistent with the program for the fiscal year ended December 31, 2023. The Compensation Committee, after reviewing assessments provided by management along with market data from FW Cook, determined each NEOs Target Award percentage of salary for the fiscal year 2024. Company Objectives, including revenue, adjusted gross margin, adjusted EBITDA, remediation of material weaknesses, system implementation metrics, and weightings were established to determine threshold, target, and maximum performance goals for the 2024 annual bonus.
Equity incentive compensation
The Compensation Committee believes that equity incentives in the form of service vesting-based restricted stock awards and market-based restricted stock awards are effective instruments for long-term compensation. Equity incentives align individual and team performance with the achievement of the Company’s strategic and financial goals, long-term value creation, and stockholders’ interests. Restricted stock awards are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.
For the fiscal year ended December 31, 2023, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•the performance of the Company during the fiscal year
•the number of shares subject to, and exercise price of, outstanding options held by the executive officers
•the number of restricted stock units held by the executive officers
•the vesting schedule of the unvested equity awards held by the executive officers
•the financial statement impact of any equity award
•the amount and percentage of the total equity on a diluted basis held by the executive officers
•the available shares under the Company’s equity incentive plan
The target split of the long-term equity incentive compensation awards made to our NEOs, based upon dollar value, is 50% market-based, and 50% service vesting-based restricted stock awards. We granted our NEOs these equity incentive instruments in 2023, 2022 and 2021 and we anticipate that we will continue to include these grants as part of our long-term incentive compensation program going forward for the reasons noted above.

In January 2023, the Compensation Committee granted the following long-term incentive compensation awards to each of the named executive officers of the Company. These awards are split based upon dollar value between service vesting-based restricted stock awards (50%) and market-based restricted stock awards (50%).

Name	Service-vesting based stock awards (#)	Market-based Stock Units (#)
Roderick de Greef(1)	0	0
Michael Rice(2)	99,038	99,038
Aby J Mathew	20,940	20,940
Troy Wichterman	34,296	34,296
Geraint Phillips	21,223	21,223
Karen Foster	16,978	16,978
(1) As of the date of grant for the long-term incentive compensation awards, Mr. de Greef was a member of the Board and therefore did not receive the award above designated to the NEOs. However, Mr. de Greef was awarded 394,856 shares, vesting annually in four equal parts, upon appointment to Chief Executive Officer on October 19, 2023. All awarded shares were service-vesting based. Further details on all shares awarded are within the Grants of plan-based awards table below.
(2) Upon Mr. Rice's resignation on October 19, 2023, all service-vesting based shares, both vested and unvested, were accelerated. Only Mr. Rice's market-based stock granted during 2022 and 2023, which were 70,094 and 99,038 market-based shares, respectively, remained active and will vest only upon the achievement of the Company's performance against the 20 company peer group during the periods of January 1, 2022 through December 31, 2023 and January 1, 2023 through December 31, 2024, respectively.
Service vesting-based equity awards granted in 2023 will vest one-quarter of the shares in one year with the remainder vesting quarterly over three years. Market-based restricted stock awards contain a market condition based on TSR. The TSR market condition measures the Company’s performance against a peer group. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
2024 long-term equity incentive compensation
In January 2024, the Compensation Committee granted long-term incentive compensation awards to each of the NEOs of the Company. Consistent with the Company’s compensation philosophy and objectives, as described above, these awards are split based upon dollar value between service vesting-based restricted stock (50%) and market-based restricted stock (50%), all of which are subject to similar vesting conditions to comparable service vesting-based and market-based instruments awarded by BioLife as discussed above.
Other compensation
All full-time employees, including the executive officers, are eligible to participate in the health benefits programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan. Under the 401(k) plan, the Company matches 100% of the first 4% of eligible compensation contributed by employees. Additionally, the Company reimburses the Chief Executive Officer for travel expenses and additional tax gross up payments to cover travel costs between the corporate headquarters and their personal residence.
Termination and change of control provisions
We have entered into agreements with our NEOs that provide certain benefits if employment is terminated under certain circumstances, including under certain circumstances in connection with a change of control. We believe that these protections serve our retention objectives by permitting our NEOs to maintain continued focus and dedication to their responsibilities in order to maximize shareholder value, including in the event of a transaction that could result in a change of control of the Company. We believe that these protections promote the stability, continuity and impartiality of our executives in a change of control situation.

Tax and accounting considerations
We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.
For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed and for income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.
Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to its chief executive officer, chief financial officer, and certain other current and former highly compensated employees that qualify as “covered employees” within the meaning of Section 162(m). The Compensation Committee believes that shareholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible.
Incentive compensation clawback policy
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.
Compensation risk assessment
The Compensation Committee not only considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices, but also evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive compensation tables
Summary compensation table
The following table summarizes the compensation earned during the fiscal years ended December 31, 2023, 2022, and 2021 by the Company’s named executive officers, as such officers are determined in accordance with Regulation S-K (each referred to herein as a “named executive officer” or “NEO”).

Name and Principal Positions (a)	Year (b)	Salary ($) (c)(1)		Bonus ($) (d)		Stock Awards ($) (e)(2)		Non-Equity Incentive Plan Compensation ($) (f)(3)	All Other Compensation ($) (g)		Total ($) (h)

Roderick de Greef	2023	198,890	(4)	62,740	(5)	4,588,883	(6)	—	466,285	(7)	5,316,798
Chief Executive Officer and	2022	450,000		—		1,747,823	(8)	185,850	—		2,383,673
Chairman of the Board	2021	412,137		—		544,603	(9)	223,850	—		1,180,590

Michael Rice	2023	567,200	(10)	—		3,603,003	(11)	—	730,252	(12)	4,900,455
Former Chief Executive Officer	2022	645,000		—		3,703,620	(13)	380,550	—		4,729,170
and Chairman of the Board	2021	641,019		—		1,005,813	(14)	603,075	—		2,249,907

Aby J. Mathew	2023	435,000		—		897,488	(15)	—	13,200	(16)	1,345,688
Executive Vice President and	2022	419,750		—		1,155,834	(17)	111,510	12,200		1,699,294
Chief Scientific Officer	2021	419,750		—		579,568	(18)	207,776	11,266		1,218,360

Troy Wichterman	2023	472,000		—		1,212,021	(19)	—	13,200	(20)	1,697,221
Chief Financial Officer	2022	375,000		—		1,245,968	(21)	121,688	12,200		1,754,856
	2021	249,077		—		280,024	(22)	30,000	11,463		570,564

Geraint Phillips	2023	380,000		—		909,617	(23)	—	13,200	(24)	1,302,817
Senior Vice President	2022	300,000		—		482,254	(25)	45,600	12,200		840,054
Global Operations	2021	237,415		—		266,023	(26)	—	—		503,438

Karen Foster	2023	382,000		—		727,677	(27)	—	13,200	(28)	1,122,877
Chief Quality and Operations	2022	356,500		—		891,900	(29)	84,252	12,200		1,344,852
Officer	2021	356,500		—		492,530	(30)	156,860	11,518		1,017,408
_________________________
(1)Reflects base salary earned in each applicable period.
(2)Represents the aggregate grant-date fair value of restricted stock measured in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the valuation are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in this Form 10-K.
(3)The named executive officers’ Cash Incentive Plan awards are based on the performance of the Company relative to predetermined financial goals (Company Objectives) that closely align compensation with the Company’s performance. The threshold, target, and maximum payout amounts for each named executive officer’s Cash Incentive Plan payout opportunity for 2023 are shown in the table entitled Grants of Plan-Based Awards table below.
(4)The base salary reflected here is prorated for the period in which Mr. de Greef served as Chief Executive Officer. Mr. de Greef was appointed on October 19, 2023 to the position at a base salary of $744,450. The base salary presented reflects his service as CEO from his date of appointment through December 31, 2023. Mr. de Greef's salary also reflects his board retainer compensation for services performed as a Board Member from January 4, 2023 through October 18, 2023.
(5)This bonus reflects Mr. de Greef's extraordinary award provided by the Board for extraordinary services as a director upon his appointment to Chief Executive Officer and Chairman on October 19, 2023.

(6)Represents the grant-date fair value of 394,856 service vesting-based restricted stock granted on October 19, 2023. The service vesting-based restricted stock award granted October 19, 2023 will vest 1/4 of the shares annually over 4 years so long as Mr. de Greef remains employed by the Company through such date, provided that all unvested shares as of January 1, 2027 shall fully vest. The total fair value of shares awarded reflected here does not reflect the fair value of shares awarded to Mr. de Greef during his service as a Director on the Board from January 4, 2023 through October 18, 2023. These shares are reflected in the Director compensation section below.
(7)This amount represents the $450,000 severance Mr. de Greef received upon his retirement from the Company on January 3, 2023 prior to being appointed to the Board and subsequently reappointed to Chief Executive Officer as of October 19, 2023. The amount also includes $16,285 of travel expense reimbursement provided to Mr. de Greef for travel between his personal residence and corporate headquarters in Bothell, Washington. Per his employment agreement, Mr. de Greef is eligible for up to $75,000 in travel expense reimbursement each year.
(8)Represents fair value of 23,365 service vesting-based restricted stock and 23,365 market-based restricted stock granted on February 24, 2022, 12,068 service vesting-based restricted stock awards granted on January 3, 2022, and 5,882 service vesting-based restricted stock awards granted in lieu of salary on various dates from May 2022 through August 2022. The service vesting-based restricted stock award granted February 24, 2022 will vest 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group. The service vesting-based restricted award granted on January 3, 2022 vested 1/4 each quarter end during 2022 and was fully vested on December 31, 2022.
(9)Represents fair value of 4,740 service vesting-based restricted stock and 4,740 market-based restricted stock granted on February 8, 2021, and 3,222 service vesting-based restricted stock granted on April 12, 2021. The service vesting-based restricted stock award granted February 8, 2021 vests in 4 quarterly increments beginning on January 1, 2022, provided that Mr. de Greef continues to be employed with BioLife through the vesting dates. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2021 through December 31, 2022 as compared to the total shareholder return of our 20 company peer group. The service vesting-based restricted award granted April 12, 2021 fully vested October 12, 2021.
(10)The base salary reflected here is prorated for the period in which Mr. Rice served as Chief Executive Officer. Mr. Rice retired from his position on October 19, 2023, which had a base salary of $709,000. The base salary presented reflects his service as CEO from January 1, 2023 through his date of retirement.
(11)Represents fair value of 99,038 service vesting-based restricted stock and 99,038 market-based restricted stock granted on January 8, 2023. The service vesting-based restricted stock award granted January 8, 2023 was accelerated and fully vested as of Mr. Rice's retirement date of October 19, 2023. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
(12)Represents the severance paid out to Mr. Rice upon his resignation from the Company on October 19, 2023.
(13)Represents fair value of 70,094 service vesting-based restricted stock and 70,094 market-based restricted stock granted on February 24, 2022, and 5,537 service vesting-based restricted stock awards granted in lieu of salary on various dates from May 2022 through August 2022. The service vesting-based restricted stock award granted February 24, 2022 vested 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group.
(14)Represents fair value of 7,511 service vesting-based restricted stock and 7,511 market-based restricted stock granted on February 8, 2021, and 8,487 service vesting-based restricted stock granted on April 12, 2021. The service vesting-based restricted stock award granted February 8, 2021 vested 1/4 of the shares on February 8, 2022 with the remainder vesting quarterly over 3 years. The service vesting-based restricted award granted April 12, 2021 fully vested October 12, 2021. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2021 through December 31, 2022 as compared to the total shareholder return of our 20 company peer group. The performance-based restricted stock vested at 100% of the number of restricted shares granted to each recipient based on achievement of specified performance metrics approved by the Compensation Committee.
(15)Represents fair value of 20,940 service vesting-based restricted stock and 20,940 market-based restricted stock granted on January 8, 2023. The service vesting-based restricted stock award granted January 8, 2023 vested 1/4 of the shares on January 3, 2024 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
(16)This amount represents the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 4% of eligible compensation contributed by such individual during the fiscal year 2023.
(17)Represents fair value of 21,029 service vesting-based restricted stock and 21,029 market-based restricted stock granted on February 24, 2022, and 4,514 service vesting-based restricted stock awards granted in lieu of salary on various dates from May 2022 through August 2022. The service vesting-based restricted stock award granted February 24, 2022 vested 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group.
(18)Represents fair value of 4,891 service vesting-based restricted stock and 4,891 market-based restricted stock granted on February 8, 2021, and 3,360 service vesting-based restricted stock granted on April 12, 2021. The service vesting-based restricted stock award granted February 8, 2021 vested 1/4 of the shares on February 8, 2022 with the remainder vesting quarterly over 3 years. The service vesting-based restricted award granted April 12, 2021 fully vested October 12, 2021. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2021 through December 31, 2022 as compared to the total shareholder return of our 20 company peer group. The performance-based restricted stock vested at 100% of the number of restricted shares granted to each recipient based on achievement of specified performance metrics approved by the Compensation Committee.
(19)Represents fair value of 34,296 service vesting-based restricted stock and 34,296 market-based restricted stock granted on January 8, 2023. The service vesting-based restricted stock award granted January 8, 2023 vested 1/4 of the shares on January 3, 2024 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
(20)This amount represents the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 4% of eligible compensation contributed by such individual during the fiscal year 2023.
(21)Represents fair value of 23,365 service vesting-based restricted stock and 23,365 market-based restricted stock granted on February 24, 2022, and 2,574 service vesting-based restricted stock awards granted in lieu of salary on various dates from May 2022 through August 2022. The service vesting-based restricted stock award granted February 24, 2022 vested 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group.
(22)Represents fair value of 5,680 service vesting-based restricted stock granted on August 9, 2021. The service vesting-based stock award vested 1/4 of the shares on August 9, 2022 with the remainder vesting quarterly over 3 years.
(23)Represents fair value of 21,223 service vesting-based restricted stock and 21,223 market-based restricted stock granted on January 8, 2023. The service vesting-based restricted stock award granted January 8, 2023 vested 1/4 of the shares on January 3, 2024 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
(24)This amount represents the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 4% of eligible compensation contributed by such individual during the fiscal year 2023.
(25)Represents fair value of 9,346 service vesting-based restricted stock and 9,346 market-based restricted stock granted on February 24, 2022. The service vesting-based restricted stock award granted February 24, 2022 vested 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group.
(26)Represents fair value of 5,396 service vesting-based restricted stock granted to Mr. Phillip's on August 9, 2021 at the discretion of the Compensation Committee upon the closing of the acquisition of Global Cooling, Inc. The service vesting-based restricted stock award granted August 9, 2021 vested 1/4 of the shares on August 9, 2022 with the remainder vesting quarterly over 3 years.
(27)Represents fair value of 16,978 service vesting-based restricted stock and 16,978 market-based restricted stock granted on January 8, 2023. The service vesting-based restricted stock award granted January 8, 2023 vested 1/4 of the shares on January 3, 2024 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2023 through December 31, 2024 as compared to the total shareholder return of our 20 company peer group.
(28)This amount represents the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 4% of eligible compensation contributed by such individual during the fiscal year 2023.
(29)Represents fair value of 16,536 service vesting-based restricted stock and 16,536 market-based restricted stock granted on February 24, 2022 and 3,059 service vesting-based restricted stock awards granted in lieu of salary on various dates from May 2022 through August 2022. The service vesting-based restricted stock award granted February 24, 2022 vested 1/4 of the shares on February 24, 2023 with the remainder vesting quarterly over 3 years. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2022 through December 31, 2023 as compared to the total shareholder return of our 20 company peer group.
(30)Represents fair value of 4,157 service vesting-based restricted stock and 4,157 market-based restricted stock granted on February 8, 2021 and 2,854 service vesting-based restricted stock granted on April 12, 2021. The service vesting-based restricted stock award granted February 8, 2021 vested 1/4 of the shares on February 8, 2022 with the remainder vesting quarterly over 3 years. The service vesting-based restricted award granted April 12, 2021 fully vested October 12, 2021. The market-based restricted stock awards will vest as to between 0% and 200% of the number of restricted shares granted to each recipient based on our total shareholder return during the period beginning on January 1, 2021 through December 31, 2022 as compared to the total shareholder return of our 20 company peer group. The performance-based restricted stock vested at 100% of the number of restricted shares granted to each recipient based on achievement of specified performance metrics approved by the Compensation Committee.
The following table reflects the allocation of base salary, cash incentive compensation, equity incentive compensation, and other compensation earned by the Company’s NEOs in the fiscal year 2023 as set forth in the 2023 Summary Compensation Table above.

Name	Long-Term Incentives (%)	Short-Term Incentives (%)	Base Salary (%)	Total Compensation ($)
Roderick de Greef	86	10	4	5,316,798
Michael Rice	74	14	12	4,900,455
Aby J Mathew	68	—	32	1,345,688
Troy Wichterman	71	—	29	1,697,221
Geraint Phillips	70	—	30	1,302,817
Karen Foster	66	—	34	1,122,877
Grants of plan-based awards
The following table sets forth certain information regarding each grant of plan-based awards made to a named executive officer in the last completed fiscal year under any plan, including awards that subsequently have been transferred.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	Grant Date Fair Value of
Name (a)	Award Type	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Shares of Stock or Units (#) (e)	Stock Awards ($) (f) (1)

Roderick de Greef	Cash incentive	-	119,112	744,450	893,340	-	-	-	-	-
Roderick de Greef	Service-vesting RSUs	10/19/2023				-	-	-	394,856	4,418,439

Roderick de Greef	Service-vesting RSUs	1/3/2023				-	-	-	9,646	170,445
Roderick de Greef	In lieu of director fees	10/1/2023(2)				-	-	-	362	4,999
Michael Rice	Market-based RSUs	1/3/2023				-	99,038	198,076	-	2,494,767
Michael Rice	Service-vesting RSUs	1/3/2023				-	-	-	99,038	1,108,235
Michael Rice	In lieu of salary	8/25/2023(2)				-	-	-	1,248	13,628
Michael Rice	In lieu of salary	9/8/2023(2)				-	-	-	1,022	13,623
Michael Rice	In lieu of salary	9/22/2023(2)				-	-	-	290	3,814
Michael Rice	In lieu of salary	10/6/2023(2)				-	-	-	282	3,818
Michael Rice	In lieu of salary	10/20/2023(2)				-	-	-	771	7,864
Aby J. Mathew	Cash incentive	-	31,320	195,750	234,900	-	-	-	-	-
Aby J. Mathew	Market-based RSUs	1/3/2023				-	20,940	41,880	-	527,479
Aby J. Mathew	Service-vesting RSUs	1/3/2023				-	-	-	20,940	370,010
Aby J. Mathew	In lieu of salary	8/25/2023(2)				-	-	-	966	10,549
Aby J. Mathew	In lieu of salary	9/8/2023(2)				-	-	-	792	10,557
Aby J. Mathew	In lieu of salary	9/22/2023(2)				-	-	-	802	10,546
Aby J. Mathew	In lieu of salary	10/6/2023(2)				-	-	-	779	10,548
Aby J. Mathew	In lieu of salary	10/20/2023(2)				-	-	-	1,034	10,547
Aby J. Mathew	In lieu of salary	11/3/2023(2)				-	-	-	924	10,552
Aby J. Mathew	In lieu of salary	11/17/2023(2)				-	-	-	826	10,548
Aby J. Mathew	In lieu of salary	12/1/2023(2)				-	-	-	796	10,547
Aby J. Mathew	In lieu of salary	12/15/2023(2)				-	-	-	705	10,540
Troy Wichterman	Cash incentive	-	45,312	283,200	339,840	-	-	-	-	-
Troy Wichterman	Market-based RSUs	1/3/2023				-	34,296	68,592	-	606,010
Troy Wichterman	Service-vesting RSUs	1/3/2023				-	-	-	34,296	606,010
Troy Wichterman	In lieu of salary	8/25/2023(2)				-	-	-	498	5,438
Troy Wichterman	In lieu of salary	9/8/2023(2)				-	-	-	408	5,439
Troy Wichterman	In lieu of salary	9/22/2023(2)				-	-	-	290	3,814
Troy Wichterman	In lieu of salary	10/6/2023(2)				-	-	-	281	3,805
Troy Wichterman	In lieu of salary	10/20/2023(2)				-	-	-	373	3,805
Troy Wichterman	In lieu of salary	11/3/2023(2)				-	-	-	333	3,803
Troy Wichterman	In lieu of salary	11/17/2023(2)				-	-	-	298	3,805
Troy Wichterman	In lieu of salary	12/1/2023(2)				-	-	-	287	3,803
Troy Wichterman	In lieu of salary	12/15/2023(2)				-	-	-	254	3,797
Geraint Phillips	Cash incentive	-	33,440	209,000	250,800	-	-	-	-	-
Geraint Phillips	Market-based RSUs	1/3/2023				-	21,223	42,446	-	534,607
Geraint Phillips	Service-vesting RSUs	1/3/2023				-	-	-	21,223	375,010
Geraint Phillips	In lieu of salary	8/25/2023(2)				-	-	-	401	4,379
Geraint Phillips	In lieu of salary	9/8/2023(2)				-	-	-	328	4,372
Geraint Phillips	In lieu of salary	9/22/2023(2)				-	-	-	221	2,906
Geraint Phillips	In lieu of salary	10/6/2023(2)				-	-	-	219	2,965
Geraint Phillips	In lieu of salary	10/20/2023(2)				-	-	-	291	2,968
Geraint Phillips	In lieu of salary	11/3/2023(2)				-	-	-	262	2,992
Geraint Phillips	In lieu of salary	11/17/2023(2)				-	-	-	234	2,988
Geraint Phillips	In lieu of salary	12/1/2023(2)				-	-	-	229	3,034
Geraint Phillips	In lieu of salary	12/15/2023(2)				-	-	-	211	3,154
Karen Foster	Cash incentive	-	27,504	171,900	206,280	-	-	-	-	-
Karen Foster	Market-based RSUs	1/3/2023				-	16,978	33,956	-	427,676
Karen Foster	Service-vesting RSUs	1/3/2023				-	-	-	16,978	300,001
Karen Foster	In lieu of salary	8/25/2023(2)				-	-	-	403	4,401

Karen Foster	In lieu of salary	9/8/2023(2)	-	-	-	330	4,399
Karen Foster	In lieu of salary	9/22/2023(2)	-	-	-	260	3,419
Karen Foster	In lieu of salary	10/6/2023(2)	-	-	-	252	3,412
Karen Foster	In lieu of salary	10/20/2023(2)	-	-	-	335	3,417
Karen Foster	In lieu of salary	11/3/2023(2)	-	-	-	299	3,415
Karen Foster	In lieu of salary	11/17/2023(2)	-	-	-	267	3,410
Karen Foster	In lieu of salary	12/1/2023(2)	-	-	-	258	3,419
Karen Foster	In lieu of salary	12/15/2023(2)	-	-	-	228	3,409
(1)The fair value of the market-based restricted stock awards is estimated at the date of grant using the Monte Carlo Simulation model.
(2)The grants awarded on dates indicated here were made in lieu of salary for each applicable pay period.
Discussion of summary compensation table and grants of plan-based awards table
The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” The material terms of employment agreements and arrangements with the Company’s named executive officers are described below under the heading “Employment Arrangements.” The material terms of the equity awards disclosed in the grants-of plan-based awards table are listed in the footnotes to the Summary Compensation Table, above.
Outstanding equity awards at December 31, 2023
The following table sets forth certain information regarding the outstanding stock option grants and stock awards held by the NEOs at December 31, 2023. Awards were made under both the 2013 Plan and 2023 Plan. For the outstanding stock option grants and stock awards described below, vesting is conditioned on the NEO remaining in service to the Company through such vesting date. Such awards may also be subject to accelerated vesting as described in “Potential Payments Upon Termination or Change in Control.”

	OPTION AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Aby J. Mathew	50,000	––	––	2.06	5/4/2025(1)

Karen Foster	100,000	––	––	1.90	4/13/2026(1)
(1)This award is fully vested.

	UNVESTED SHARES
Name (a)	Grant Date (b)	Number of shares or units of stock that have not vested (#) (c)		Market value of shares of units of stock that have not vested (1) ($) (d)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (e)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (f)
Roderick de Greef	1/4/2023	9,646	(2)	156,748	—		—
Roderick de Greef	10/19/2023	394,856	(3)	6,416,410	—		—

Michael Rice	2/24/2022	—		—	70,094	(4)	1,139,028
Michael Rice	1/3/2023	—		—	99,038	(5)	1,609,368

Aby J. Mathew	3/25/2020	1,779	(6)	28,909	—		—
Aby J. Mathew	2/8/2021	1,529	(7)	24,846	—		—
Aby J. Mathew	2/24/2022	11,829	(8)	192,221	21,029	(9)	341,721
Aby J. Mathew	1/3/2023	20,940	(10)	340,275	20,940	(11)	340,275

Troy Wichterman	6/19/2020	2,663	(12)	43,274	—		—
Troy Wichterman	8/9/2021	1,775	(13)	28,844	—		—
Troy Wichterman	2/24/2022	13,143	(14)	213,574	23,365	(15)	379,681
Troy Wichterman	1/3/2023	34,296	(16)	557,310	34,296	(17)	557,310

Geraint Phillips	8/9/2021	2,361	(18)	38,366	—		—
Geraint Phillips	2/24/2022	5,258	(19)	85,443	9,346	(20)	151,873
Geraint Phillips	1/3/2023	21,223	(21)	344,874	21,223	(22)	344,874

Karen Foster	3/25/2020	1,511	(23)	24,554	—		—
Karen Foster	2/8/2021	1,300	(24)	21,125	—		—
Karen Foster	2/24/2022	9,201	(25)	149,516	16,356	(26)	265,785
Karen Foster	1/3/2023	16,978	(27)	275,893	16,978	(28)	275,893
(1)The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units shown in column (c) or (e), as applicable, by $16.25, the closing price of our Common Stock on December 31, 2023.
(2)9,646 unvested service vesting-based RSAs subject to this award vested January 4, 2024. This award was provided to Mr. de Greef upon his appointment to the Board on January 4, 2023.
(3)394,856 service vesting-based RSAs subject to this award are scheduled to vest in 4 equal quarterly increments measured from the grant date, provided that Mr. de Greef continues to be employed with BioLife through the vesting dates.
(4)The target number of 70,094 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2022 and December 31, 2023.
(5)The target number of 99,038 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2023 and December 31, 2024.

(6)1,779 unvested service vesting-based RSAs subject to this award will vest March 25, 2024.
(7)1,529 unvested service vesting-based RSAs subject to this award are scheduled to vest in 4 equal quarterly increments measured from the grant date, provided that Mr. Mathew continues to be employed with BioLife through the vesting dates.
(8)11,829 unvested service vesting-based RSAs subject to this award are scheduled to vest in 8 equal quarterly increments measured from the grant date, provided that Mr. Mathew continues to be employed with BioLife through the vesting dates.
(9)The target number of 21,029 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2022 and December 31, 2023.
(10)20,940 unvested service vesting-based RSAs subject to this award vested ¼ one year from the grant date, January 3, 2024 and, thereafter, will vest in 12 equal quarterly increments, provided that Mr. Mathew continues to be employed with BioLife through the vesting dates.
(11)The target number of 20,940 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2023 and December 31, 2024.
(12)2,663 unvested service vesting-based RSAs subject to this award are scheduled to vest in 2 equal quarterly increments measured from the grant date, provided that Mr. Wichterman continues to be employed with BioLife through the vesting dates.
(13)1,755 unvested service vesting-based RSAs subject to this award are scheduled to vest in 4 equal quarterly increments measured from the grant date, provided that Mr. Wichterman continues to be employed with BioLife through the vesting dates.
(14)13,143 unvested service vesting-based RSAs subject to this award are scheduled to vest in 8 equal quarterly increments measured from the grant date, provided that Mr. Wichterman continues to be employed with BioLife through the vesting dates.
(15)The target number of 23,365 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2022 and December 31, 2023.
(16)34,296 unvested service vesting-based RSAs subject to this award vested ¼ one year from the grant date, January 3, 2024 and, thereafter, will vest in 12 equal quarterly increments, provided that Mr. Wichterman continues to be employed with BioLife through the vesting dates.
(17)The target number of 34,296 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2023 and December 31, 2024.
(18)2,361 unvested service vesting-based RSAs subject to this award are scheduled to vest in 6 equal quarterly increments measured from the grant date, provided that Mr. Phillips continues to be employed with BioLife through the vesting dates.
(19)5,258 unvested service vesting-based RSAs subject to this award are scheduled to vest in 8 equal quarterly increments measured from the grant date, provided that Mr. Phillips continues to be employed with BioLife through the vesting dates.
(20)The target number of 9,346 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2022 and December 31, 2023.
(21)21,223 unvested service vesting-based RSAs subject to this award vested ¼ one year from the grant date, January 3, 2024 and, thereafter, will vest in 12 equal quarterly increments, provided that Mr. Phillips continues to be employed with BioLife through the vesting dates.
(22)The target number of 21,223 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2023 and December 31, 2024.
(23)1,511 unvested service vesting-based RSAs subject to this award will vest March 25, 2024.
(24)1,300 unvested service vesting-based RSAs subject to this award are scheduled to vest in 4 equal quarterly increments measured from the grant date, provided that Ms. Foster continues to be employed with BioLife through the vesting dates.
(25)9,201 unvested service vesting-based RSAs subject to this award are scheduled to vest in 8 equal quarterly increments measured from the grant date, provided that Ms. Foster continues to be employed with BioLife through the vesting dates.

(26)The target number of 16,356 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2022 and December 31, 2023.
(27)16,978 unvested service vesting-based RSAs subject to this award vested ¼ one year from the grant date, January 3, 2024 and, thereafter, will vest in 12 equal quarterly increments, provided that Ms. Foster continues to be employed with BioLife through the vesting dates.
(28)The target number of 16,978 market-based RSAs is shown. Between 0% and 200% of the target number of market-based RSAs vest based on our TSR compared to our 20 company peer group over the relevant two-year performance period between January 1, 2023 and December 31, 2024.
Option exercises and stock vested for the fiscal year ended December 31, 2023
The following Option Exercises and Stock Vested table sets forth certain information regarding each exercise of stock options and each vesting of restricted stock during the last completed year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Roderick de Greef(3)	—	—	28,467	520,816
Michael Rice	60,000	597,570	197,927	2,642,439
Aby J. Mathew	140,000	2,683,400	31,088	562,614
Troy Wichterman	938	17,466	20,111	364,238
Geraint Phillips	—	—	7,833	133,107
Karen Foster	—	—	21,754	413,440
(1) Value realized is calculated based on the difference between the closing price of our Common Stock on the date of exercise and the exercise price of the stock option.
(2) Value realized is calculated based on the closing price of our Common Stock on the date of vesting.
(3) Of the shares awarded to Mr. de Greef during the year ended December 31, 2023, 362 shares that vested were associated with his service period as a Director on the Board from January 4, 2023 through October 18, 2023. The shares awarded are also outlined within the Director compensation section below.
Pension benefits
The Company has no defined benefit plans or other supplemental retirement plans for the NEOs.
Nonqualified deferred compensation
The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.
Employment agreements
The terms and conditions of employment for each of our NEOs are set forth in written employment agreements, as amended from time to time (“employment agreements”). Each of the employment agreements with our NEOs sets forth the terms and conditions of such executive’s employment with us and provides for severance and change in control payments and benefits, as described below.
Roderick de Greef
The Company entered into an employment agreement with Roderick de Greef, Chief Executive Officer and Chairman of the Board, effective December 1, 2020, as later amended, which has been superseded by an executive employment agreement dated October 19, 2023. Please see “Potential Payments Upon Termination or Upon Termination in Connection with a Change in Control” below for the severance benefits for which Mr. de Greef is eligible.

Michael Rice
On October 19, 2023, Michael Rice, former Chief Executive Officer and Chairman of the Board, resigned his positions as Chairman of the Board and Chief Executive Officer of the Company, effective immediately. In connection with Mr. Rice’s resignation, the Company and Mr. Rice entered into a Separation, Release of Claims and Consulting Agreement on October 19, 2023, pursuant to which Mr. Rice will serve as a consultant for the Company beginning on the separation date and ending on the six-month anniversary thereof. During the consulting term, Mr. Rice will assist the Company’s senior leadership team with certain projects as determined by mutual agreement between Mr. Rice and the Company’s Chief Executive Officer.
Troy Wichterman
The Company entered into an employment agreement with Troy Wichterman, Chief Financial Officer, effective November 4, 2021, as amended effective June 1, 2023 and August 15, 2023. Please see “Potential Payments Upon Termination or Upon Termination in Connection with a Change in Control” below for the severance benefits for which Mr. Wichterman is eligible.
Aby J. Mathew
The Company entered into an employment agreement with Aby J. Mathew, Chief Scientific Officer and Executive Vice President, effective December 1, 2020, as amended effective January 1, 2023 and August 15, 2023. Please see “Potential Payments Upon Termination or Upon Termination in Connection with a Change in Control” below for the severance benefits for which Mr. Mathew is eligible.
Geraint Phillips
The Company entered into an employment agreement with Geraint Phillips, Senior Vice President, Global Operations, effective November 9, 2021, as amended effective January 1, 2023 and August 15, 2023. Please see “Potential Payments Upon Termination or Upon Termination in Connection with a Change in Control” below for the severance benefits for which Mr. Phillips is eligible.
Karen Foster
The Company entered into an employment agreement with Karen Foster, Chief Quality and Operations Officer, effective January 1, 2018, as amended effective June 1, 2023 and August 15, 2023. Please see “Potential Payments Upon Termination or Upon Termination in Connection with a Change in Control” below for the severance benefits for which Ms. Foster is eligible.
Potential payments upon termination or change in control
Employment agreements
Pursuant to each NEO’s employment agreement, upon termination of the NEO’s employment by the Company without “cause” or the NEO’s resignation for “good reason” (each as defined in each NEO’s employment agreements), the NEO will receive the following severance payments: (i) a lump sum severance payment equal to 12 months’ base salary, (ii) an amount equal to the cost of 12 months of medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums, and (iii) full vesting of all unvested equity awards.
If the NEO’s employment is terminated by the Company or the NEO resigns for “good reason” (except in the case of Mr. de Greef) upon, or within 12 months following, a “change in control” (as defined in each NEO’s employment agreement), the NEO will receive the following severance payments: (i) a lump sum severance payment equal to 12 months’ (or, in the case of Mr. de Greef, 24 months’) salary, (ii) 100% of any incentive cash and/or stock bonus opportunity for the year in which the Change in Control occurs, (iii) an amount equal to the cost of 12 months’ (or, in the case of Mr. de Greef, 24 months’) of medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums, and (iii) full vesting of all unvested equity awards.
If the NEO’s employment is terminated by the Company due to death or disability, the NEO will receive a prorated portion of any incentive bonus opportunity previously approved by the Board (assuming target level achievement) and full vesting of all unvested equity awards.
For purposes of each of the NEO employment agreements, “cause” generally means any of the following has occurred: (i) any breach of the employment agreement by the executive; (ii) any failure to perform assigned job responsibilities that continues unremedied for a period of 10 days after written notice to the executive officer by the Company; (iii) the executive officer’s malfeasance or misconduct in connection with the executive officer’s duties under the employment agreement or any act or omission of the executive officer which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (iv) commission or conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; (v) the Company’s reasonable belief that the executive officer engaged in a violation of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the business or to Company’s reputation; (vi) the Company’s reasonable belief that the executive officer engaged in unethical practices, dishonesty or disloyalty; or (vii) any reason that would constitute “cause” under the laws the State of Washington.
For purposes of each of the NEO employment agreements, a “change in control” means (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the dissolution, liquidation or winding up of the Company or (iii) the sale of all or substantially all of the Company’s assets. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.
For purposes of each of the NEO employment agreements, “good reason” generally means the following: (i) the Company’s material breach of the terms of the employment agreement or any other written agreement between the executive officer and Company; (ii) significant diminution in the nature or scope of the executive’s authority, title, function or duties, (iii) a material reduction of the executive officer’s salary or target bonus opportunity, other than as a result of a general salary reduction affecting substantially all Company employees; (iv) any failure by the Company to obtain the assumption of the employment agreement by any successor or assign of the Company; or, except in the case of Mr. Phillips, (v) a requirement that the executive officer be based at any office or location more than 50 miles from the executive officer’s primary work location prior to the effective date of the employment agreement.
Assuming the NEOs employment was terminated by the Company without cause or the NEOs resigned for good reason and such event took place on December 31, 2023, each of the continuing NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary Continuation ($)	Accelerated Vesting of Equity Awards ($) (1)	Health Insurance Under COBRA ($)	Total ($)
Roderick de Greef	744,450	6,416,410	30,668	7,191,528
Aby J Mathew	435,000	2,080,748	9,656	2,525,404
Troy Wichterman	472,000	1,779,993	14,275	2,266,268
Geraint Phillips	380,000	965,430	21,252	1,366,682
Karen Foster	382,000	2,637,765	21,252	3,041,017
(1) The dollar amounts shown are based on the intrinsic value of the stock options and restricted stock awards on December 31, 2023 calculated using $16.25, the closing price of the Common Stock on December 31, 2023.

Assuming the NEO’s employment was terminated by the Company or the NEOs resigned for good reason upon or within 12 months following a change in control and such events took place on December 31, 2023, each of the continuing NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary Continuation ($)	2023 Annual Cash Incentive ($) (1)	Accelerated Vesting of Equity Awards ($) (2)	Health Insurance Under COBRA ($)	Total ($)
Roderick de Greef	1,116,675	—	6,416,410	61,336	7,594,421
Aby J Mathew	435,000	—	2,080,748	9,656	2,525,404
Troy Wichterman	472,000	—	1,779,993	19,033	2,271,026
Geraint Phillips	380,000	—	965,430	21,252	1,366,682
Karen Foster	382,000	—	2,637,765	21,252	3,041,017
(1) No bonus payout was provided for the year ended December 31, 2023.
(2) The dollar amounts shown are based on the intrinsic value of the stock options and restricted stock awards on December 31, 2023 calculated using $16.25, the closing price of the Common Stock on December 31, 2023.
Assuming the NEO’s employment was terminated by the Company due to death or disability and such event took place on December 31, 2023, each of the continuing NEOs would have been entitled to the payments and benefits shown in the table below.

	Payments and Benefits
Name	Base Salary Continuation ($)	Current year end Annual Cash Incentive ($) (1)	Accelerated Vesting of Equity Awards ($) (2)	Total ($)
Roderick de Greef	744,450	—	6,416,410	7,160,860
Aby J Mathew	435,000	—	2,080,748	2,515,748
Troy Wichterman	472,000	—	1,779,993	2,251,993
Geraint Phillips	380,000	—	965,430	1,345,430
Karen Foster	382,000	—	2,637,765	3,019,765
(1) No bonus payout was provided for the year ended December 31, 2023.
(2) The dollar amounts shown are based on the intrinsic value of the stock options and restricted stock awards on December 31, 2023 calculated using $16.25, the closing price of the Common Stock on December 31, 2023.
Equity Incentive Plans and Forms of Award Agreements
The 2023 Plan provides for full accelerated vesting of awards in the event a “change in control” (as defined in the 2023 Plan) occurs and the surviving entity or successor corporation in such change in control does not assume or substitute outstanding awards. The 2023 Plan further provides for “double-trigger” acceleration, meaning that in the event an award continues in effect or is assumed or substituted by the surviving entity or successor corporation in connection with a change in control, and an NEO’s employment or service is terminated without “cause” (as defined in the 2023 Plan) upon or within 12 months following such change in control, all outstanding awards will accelerate and vest in full.
The award agreements under the 2013 Plan provide for “single-trigger” acceleration, meaning that in the event of a “change in control” (as defined in the 2013 Plan), all outstanding awards will accelerate and vest in full.
For purposes of the 2023 Plan, “cause” means, unless otherwise provided in an award agreement or employment or similar agreement entered into by and between the participant and the Company or any of its affiliates, termination of a participant’s employment by the Company and its affiliates based on the employer’s belief that any of the following has occurred: (a) the continued refusal or omission by the participant to perform any material duties required of such participant by the Company or any of its affiliates; (b) any act or omission by the participant involving malfeasance, misconduct, dishonesty or gross negligence in the performance of the participant’s duties to, or material deviation from any of the policies or directives of, the Company or any of its affiliates; (c) the participant engaged in conduct that constitutes a breach of any statutory or common law duty of loyalty to the Company or any of its affiliates; (d) the participant engaged in a violation of any statute, rule, regulation or policy of the Company or any of its affiliates, any of which in the judgment of the Company is harmful to the business or reputation of the Company or any of its affiliates; (e) the participant’s commission or conviction of a felony or misdemeanor (other than a misdemeanor traffic violation) or any crime involving moral turpitude, including a plea of guilty or failure to contest prosecution for a felony, misdemeanor or crime involving moral turpitude; (f) any reason that would constitute Cause under the laws of the State of Washington; or (g) the participant’s breach of an employment or similar agreement entered into by and between the participant and the Company or any of its affiliates, including, without limitation, a breach of any restrictive covenants contained therein.
For purposes of the 2013 Plan and the 2023 Plan, “change in control” generally means the occurrence of any of the following events: (a) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company; (b) a merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction; (c) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the consolidated assets of the Company; or (d) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
CEO pay ratio
Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring that we annually disclose the ratio of our median employee’s total annual compensation to the total annual compensation of our CEO, Roderick de Greef, who is also our principal executive officer (the “CEO Pay Ratio”).
The Company’s compensation and benefits philosophy and the overall structure of the compensation and benefit programs are broadly similar across the organization and aim to encourage and reward all employees who contribute to the Company’s success. The Company strives to ensure the pay of every employee reflects the level of their job impact and responsibilities and is competitive within the Company’s peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. The Company’s ongoing commitment to pay equity is critical to successfully supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.
We identified the median employee using total salary and wages earned, then subtracting bonuses earned in 2022 but paid in 2023, adding bonuses earned in 2023 but not paid until 2024, adding the fair value of equity awards granted to the employee during 2023, and adding other compensation. Salary and wages were annualized for any employees hired during the most recent fiscal year. A total of 414 US based employees who were employed by the Company on December 31, 2023, the last day of the Company’s fiscal year, were included in the determination of this calculation (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
As illustrated in the table below, the Company’s 2023 CEO Pay Ratio was approximately 72:1.

Roderick de Greef (CEO) 2023 Compensation	$5,316,798
Median Employee 2023 Compensation	$74,106
CEO Pay Ratio	72:1
To determine the median employee, we included all individuals employed as of December 31, 2023. Compensation for the median employee was determined in the same manner as the total compensation reported for Mr. de Greef in the “Total” column of the Summary Compensation Table. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on the Company’s internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other peer companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following Pay Versus Performance information presents the compensation of our NEOs disclosed in the Summary Compensation Table as well as Compensation Actually Paid (“CAP”) to our NEOs and certain performance measures prepared in accordance with Item 402(v) of SEC Regulations S-K as of December 31, 2023.
As discussed further below, the CAP amounts do not necessarily represent actual compensation earned or realized by our NEOs in a given year. The Compensation Committee did not consider the Pay Versus Performance information in making its compensation decisions for our NEOs. For additional information about our performance-based pay philosophy on how the Compensation Committee aligns executive compensation with our performance, refer to the “Compensation discussion and analysis” section above.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO (1)	Compensation Actually Paid to First PEO (2)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to Second PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	TSR (3)	Peer Group TSR (3) (4)	Net Income (Loss) (In thousands) (5)	Company-Selected Measure: Revenue (In thousands) (6)
2023	N/A	N/A	$5,316,798	$4,739,223	$1,367,151	$1,089,247	$100.43	$92.91	$(66,427)	$143,271
2022	$4,729,170	$5,402,825	N/A	N/A	$1,795,669	$1,727,067	$112.48	$125.24	$(139,805)	$161,759
2021	$2,249,907	$7,321,384	N/A	N/A	$1,005,796	$2,886,005	$230.35	$185.83	$(8,908)	$119,156
2020	$1,478,511	$6,469,889	N/A	N/A	$1,432,993	$4,369,889	$246.54	$182.96	$1,983	$48,087
(1)For the year 2023, Roderick de Greef served as our PEO (the "Second PEO"). For the years of 2022, 2021, and 2020, Michael Rice served as our PEO (the "First PEO"). Our Non-PEO NEOs for each fiscal year presented were as follows:

Year	Non-PEO NEOs During Each Year
2023	Aby J. Mathew, Troy Wichterman, Geraint Phillips, Karen Foster
2022	Aby J. Mathew, Roderick de Greef, Troy Wichterman, Karen Foster
2021	Aby J. Mathew, Roderick de Greef, Troy Wichterman, Marcus Schulz
2020	Aby J. Mathew, Roderick de Greef, Karen Foster, Todd Berard
(2)The CAP amounts presented here reflect the following adjustments to compensation reported within the Summary Compensation Table as required by the SEC.

	FY 2023
Adjustments to Summary Compensation Table amounts to CAP amounts(a)	Second PEO ($)	Average Non- PEO NEOs ($)
Summary Compensation Table Total	$5,316,798	$1,367,151
Summary Compensation Table grant date FV of option awards and stock awards granted in fiscal year	(4,588,883)	(936,701)
FV at year-end of outstanding and unvested option awards and stock awards granted in fiscal year	4,418,439	936,701
Vesting date FV of awards granted in fiscal year and vested in same fiscal year	4,999	48,726
Change in FV of awards granted in prior years that are outstanding and unvested as of the end of the fiscal year	(172,434)	(249,312)
Change in FV of awards granted in prior years vested in the covered fiscal year	(239,696)	(77,318)
Total Compensation Actually Paid	$4,739,223	$1,089,247
(a) The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to (x) for service-vesting RSUs and restricted stock awards, the closing price of the Common Stock on the applicable measurement date, and (y) for market-conditioned (TSR-based) RSUs, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined using a Black-Scholes valuation model. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.
(3)TSR is determined based on the value of an initial fixed investment of $100 as of December 31, 2019 through December 31 of the indicated year assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Our TSR-peer group consists of the 20 bioprocessing, life sciences, and biotechnology companies presented within the “Compensation discussion and analysis” section above. The cumulative peer group TSR is computed in the same manner as Company TSR.
(4)For the year ended December 31, 2023, the Company updated its peer group from the peer group utilized during the year ended December 31, 2022. The Company utilized a compensation consultant, FW Cook, to determine its peer group and noted that, due to the growth the Company experienced in addition to changes in ownership of some of the companies within the 2022 peer group, the peer group needed to be updated to more accurately reflect the Company's operational structure and results. The new Peer Group TSR displayed is therefore different from our prior year Proxy statement. The old Peer Group TSR presented for the years ended December 31, 2023, 2022, 2021, and 2020 were $68.47, $80.61, $141.37, and $145.13, respectively.
(5)This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(6)In our assessment, the Company-Selected Measure is revenue for each year presented, representing the most important financial performance measure used by us to link CAP to our NEOs to our performance.
Relationship between CAP and Performance Measures
In accordance with Item 402(v) requirements, we are providing the following charts to describe the relationships between CAP to our First PEO, Second PEO, and average Non-PEO NEOs and our financial performance, in each case presented in the charts below: (1) TSR of BioLife Solutions, Inc., (2) Net Income (Loss), and (3) Revenue. The charts further provide a comparison of TSR of BioLife Solutions, Inc. and our selected peer group, in accordance with Item 402(v) requirements.
Chart 1: Compensation Actually Paid versus Company TSR and new peer-group TSR

Compensation Actually Paid versus TSR
CAP ($ in thousands)
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
TSR ($)
350.00
300.00
250.00
200.00
150.00
100.00
50.00
0.00
6,470
4,370
7,321
2,886
5,403
1,727
4,739
1,089
2020
2021
2022
2023
CAP to PEO
Average CAP to Non-PEO NEOs
TSR
Peer Group TSR

Chart 2: Compensation Actually Paid versus GAAP Net Income (Loss)

Compensation Actually Paid versus GAAP Net Income (Loss)
CAP ($ in thousands)
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
20,000
-
(20,000)
(40,000)
(60,000)
(80,000)
(100,000)
(120,000)
(140,000)
(160,000)
Net Income/Loss ($ in thousands)
6,470
4,370
7,321
2,886
5,403
1,727
4,739
1,089
2020
2021
2022
2023
CAP to PEO
Average CAP to Non-PEO NEOs
Net Income (Loss)

Chart 3: Compensation Actually Paid versus Revenue

Compensation Actually Paid versus Revenue
CAP ($ in thousands)
Revenue ($ in thousands)
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
-
6,470
4,370
7,321
2,886
5,403
1,727
4,739
1,089
2020
2021
2022
2023
CAP to PEO
Average CAP to Non-PEO NEOs
Revenue

Financial Performance Measures
The following list includes the financial performance measures that, in our assessment, represent the most important financial performance measures used by us to link CAP to our NEOs for 2023 to our performance. The list below is not ranked.
1.Revenue
2.Adjusted Gross Margin (Non-GAAP)(1)
3.Adjusted EBITDA (Non-GAAP)(1)
4.Total Shareholder Return
(1) Adjusted Gross Margin and Adjusted EBITDA are non-GAAP metrics. For a reconciliation of these metrics to the most directly comparable GAAP measures, see the "Non-GAAP metric reconciliation tables" outlined within the Summary of 2023 performance measure and goals section of this proxy statement.
Director compensation
Each of our non-employee directors, during the year ended December 31, 2023, was compensated with an annual cash retainer fee of $60,000. Committee chairpersons were compensated with additional annual cash retainers as follows:

Annual Retainer

Audit Committee Chair	$13,750
Compensation Committee Chair	$12,500
Governance and Nominating Committee Chair	$10,000
A total of $465,657 in cash director compensation was recorded during the year ended December 31, 2023, which varied by director depending on when their services began or ended. The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2023.

Name (1)	Annual Cash Retainer ($) (2)	Board and Committee Chair Fees ($)	Total Cash Compensation ($)
Roderick de Greef(3)	112,740	—	112,740
Amy DuRoss(4)	76,667	12,500	89,167
Rachel Ellingson	60,000	—	60,000
Joydeep Goswami	60,000	10,000	70,000
Tim Moore	60,000	—	60,000
Joseph Schick	60,000	13,750	73,750
(1) Michael Rice did not receive compensation for his services as Board Chairman from January 1, 2023 through October 19, 2023.
(2) Due to the timing of member resignations and appointments, the annual cash retainers vary depending on the respective period of time each director served.
(3) Mr. de Greef joined the Board as a Director on January 4, 2023 and served for approximately 10 months prior to being appointed Chief Executive Officer and Chairman on October 19, 2023. Upon appointment to the Chief Executive Officer position, the Board awarded Mr. de Greef $62,740 for extraordinary services as a director in addition to his fees earned as a director through October 19, 2023. Mr. de Greef did not receive compensation for his services as Board Chairman for the remainder of the year ended December 31, 2023.
(4) Effective on August 1, 2023, Ms. DuRoss was appointed as Lead Independent Director and received an increase in annual compensation of $40,000. This was prorated for the period of her service to $16,667 for the year ended December 31, 2023.
The Company’s compensation practices for non-employee directors, as determined by the Compensation Committee and our independent compensation consultant, FW Cook, include annual awards of restricted shares of Common Stock.

Equity compensation for non-employee directors was based on a fixed value of $180,000. These awards vest one year from the date of grant, provided such person is still a director on such vesting date.
Director compensation table for the fiscal year ended December 31, 2023
The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended December 31, 2023.

Name (1)	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total Compensation ($)
Roderick de Greef(3)	112,740	170,444	283,184
Amy DuRoss	89,170	180,000	269,170
Rachel Ellingson	60,000	180,000	240,000
Joydeep Goswami	70,000	180,000	250,000
Tim Moore	60,000	180,000	240,000
Joseph Schick	73,750	180,000	253,750
(1) For three months of the year ended December 31, 2023, the Directors agreed to be compensated in shares of Common Stock in lieu of their cash retainer fees. The totals below therefore represent cash paid to each Director. The remainder of their compensation is captured in the Stock Awards column.
(2) Represents the grant date fair value of awards granted in 2023 calculated in accordance with the ASC Topic 718. The assumptions the Company used for calculating the grant date fair values are set forth in Note 1: "Organization and significant accounting policies – Stock-based compensation" to the consolidated financial statements included in the Company's 2023 Annual Report.
(3) The Board awarded Mr. de Greef an additional $62,740 for extraordinary services as a director prior to his appointment as Chief Executive Officer and Chairman on October 19, 2023.
The following table presents the aggregate number of unvested restricted stock units held by directors as of December 31, 2023:

Name	Number of Unvested Restricted Stock Units (#)
Roderick de Greef	9,646
Amy DuRoss	10,187
Rachel Ellingson	10,187
Joydeep Goswami	10,187
Tim Moore	10,187
Joseph Schick	10,187

The following table presents the grant date fair value of each restricted stock award in the fiscal year ended December 31, 2023 to non-employee directors, computed in accordance with the ASC Topic 718:

Name	Grant Date	Number of Securities Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)
Roderick de Greef	1/3/2023	9,646	170,445
Roderick de Greef	10/1/2023(1)	362	4,999

Amy DuRoss	1/3/2023	10,187	180,004
Amy DuRoss	10/1/2023(1)	437	6,035
Amy DuRoss	11/1/2023(1)	598	6,040
Amy DuRoss	12/1/2023(1)	488	6,037

Rachel Ellingson	1/3/2023	10,187	180,004
Rachel Ellingson	10/1/2023(1)	362	4,999
Rachel Ellingson	11/1/2023(1)	495	5,000
Rachel Ellingson	12/1/2023(1)	404	4,997

Joydeep Goswami	1/3/2023	10,187	180,004
Joydeep Goswami	10/1/2023(1)	422	5,828
Joydeep Goswami	11/1/2023(1)	577	5,828
Joydeep Goswami	12/1/2023(1)	471	5,826

Tim Moore	1/3/2023	10,187	180,004
Tim Moore	10/1/2023(1)	362	4,999
Tim Moore	11/1/2023(1)	495	5,000
Tim Moore	12/1/2023(1)	404	4,997

Joseph Schick	1/3/2023	10,187	180,004
Joseph Schick	10/1/2023(1)	445	6,145
Joseph Schick	11/1/2023(1)	608	6,141
Joseph Schick	12/1/2023(1)	496	6,136
(1)The grants awarded on dates indicated here were made in lieu of director fees for each applicable distribution date.
Compensation Committee interlocks and insider participation
Ms. DuRoss, Mr. Schick, Ms. Ellingson, and Mr. Moore were the members of the Compensation Committee during the year ended December 31, 2023. No member of the Compensation Committee is a current or former employee of the Company or had any relationship with the Company requiring disclosure herein. No interlocking relationship exists between any member of the Board or the Compensation Committee and any member of the board or Compensation Committee of any other company and no such interlocking relationship has existed in the past.
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 3, 2024, certain information regarding the beneficial ownership of Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each named executive officer of the Company; and (iv) all of the Company’s current directors and executive officers (including executive officers that are not named executive officers) as a group. This table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13D(s)

and Schedule 13G(s) filed with the SEC. The percentage of class reported in the following table is based on 46,068,755 shares of the Common Stock outstanding as of June 3, 2024. Except as indicated by footnote, and subject to community property laws where applicable, we believe that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the business address of each person listed is in care of 3303 Monte Villa Parkway, #310, Bothell, WA 98021.

Name and Address of Beneficial Owner	Common Stock	Percentage of Class
Directors and Executive Officers
Aby J. Mathew (Officer)(1)	319,806	*
Karen Foster (Officer)(2)	218,972	*
Roderick de Greef (Officer and Director)	66,998	*
Troy Wichterman(Officer)(3)	51,531	*
Geraint Phillips (Officer)(4)	46,957	*
Joseph Schick (Director)	32,689	*
Rachel Ellingson (Director)	31,685	*
Joydeep Goswami (Director)	29,846	*
Tim Moore (Director)	18,633	*
Amy DuRoss (Director)	18,179	*
Total shares owned by Executive Officers and Directors (13 persons)	1,027,099	2.2%
5% Stockholders
Casdin Capital, LLC(5)	8,707,165	18.8%
BlackRock, Inc.(6)	5,424,116	11.7%
The Vanguard Group(7)	2,571,608	5.6%
Goldman Sachs Group Inc(8)	2,476,242	5.4%
Integrated Core Strategies (US) LLC(9)	2,404,862	5.2%
*Less than 1%
(1)Includes options to purchase 50,000 shares of common stock issuable under stock options exercisable within 60 days from June 3, 2024 and 1,309 shares of common stock to be issued pursuant to restricted stock awards within 60 days from June 3, 2024.
(2)Includes options to purchase 100,000 shares of common stock issuable under stock options exercisable within 60 days from June 3, 2024 and 1,069 shares of common stock to be issued pursuant to restricted stock awards within 60 days from June 3, 2024.
(3)Includes 3,476 shares of Common Stock to be issued pursuant to restricted stock awards within 60 days from June 3, 2024.
(4)Includes 1,326 shares of Common Stock to be issued pursuant to restricted stock awards within 60 days from June 3, 2024.
(5)Based on a Schedule 13D/A filed on October 24, 2023 reporting shared voting and dispositive power over 8,707,165 shares of common stock. Casdin Capital, LLC (“Casdin”) is the investment manager to Casdin Partners Master Fund, L.P. (the “Fund”) and Casdin Partners GP, LLC (the “GP”) is the general partner of the Fund. Eli Casdin is the managing member of Casdin and the GP. Pursuant to the Schedule 13D/A, Casdin, the GP and Eli Casdin may be deemed to be the beneficial owners of 8,707,165 shares of common stock, and the Fund may be deemed to be the beneficial owner of 8,557,165 shares of common stock. The business address of Casdin is 1350 Avenue of the Americas, Suite 2405, New York, New York 10019.
(6)Based on a Schedule 13G/A filed on January 23, 2024, reporting sole voting power over 5,379,424 shares of common stock and sole dispositive power over 5,424,116 shares of common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(7)Based on a Schedule 13G/A filed on February 13, 2024, reporting shared voting power over 61,469 shares of common stock, sole dispositive power over 2,475,884 shares of common stock and shared dispositive power over 95,724 shares of common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)Based on a Schedule 13G filed on February 2, 2024, reporting shared voting power over 2,461,009 shares of common stock and shared dispositive power over 2,462,710 shares of common stock. The shares reported as beneficially owned by The Goldman Sachs Group, Inc. (“GS Group”), as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman Sachs & Co. LLC (“Goldman Sachs”), a registered broker or dealer and a registered investment adviser. Goldman Sachs is a subsidiary of GS Group. The business address of GS Group is 200 West Street, New York, NY 10282.
(9)Based on a Schedule 13G/A filed on January 24, 2024, reporting shared voting and dispositive power over 2,404,862 shares of common stock. The shares reported as beneficially owned by Integrated Core Strategies (US) LLC may be deemed beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Englander and are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The business address of Integrated Core Strategies (US) LLC is 399 Park Avenue, New York, New York 10022.
Changes in Control
The Company knows of no arrangements resulting in a change in control of the Company. No officer, director, promoter, or affiliate of the Company has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by the Company through security holdings, contracts, options, or otherwise.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Certain relationships and related transactions
Since January 1, 2023, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the headings “Executive Compensation” and “Board of Directors-Director Compensation.”
In accordance with our Audit Committee’s charter, the Audit Committee will conduct a review of all related-party transactions for potential conflict of interest situations on an ongoing basis. In its review the Audit Committee will consider the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances. The Audit Committee will discuss with management the business rationale for the transactions and determine whether appropriate disclosures have been made. Any such transaction must be approved by the Audit Committee and a majority of the independent disinterested members of the Board.
Director independence
Our Board is responsible for determining the independence of our directors. For purposes of determining director independence, our Board has applied the definitions set forth in Nasdaq Rule 5605(a)(2) and the related rules of the SEC. Based upon its evaluation, our Board has affirmatively determined that the following directors meet the standards of independence: Mr. Schick, Ms. DuRoss, Ms. Ellingson, Mr. Goswami, and Mr. Moore.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Independent registered public accounting firm fees
The following table sets forth the aggregate fees billed by our current independent auditor, Grant Thornton, for professional services rendered in the fiscal years ended December 31, 2023 and 2022.

	2023	2022

Audit fees(1)	$1,887,800	$1,551,951
Audit related fees(2)	18,550	—
Total	$1,906,350	$1,551,951
(1) Audit fees consist of professional services for the audit of our annual financial statements, review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagement for those fiscal years.
(2) Audit-related fees consist of assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported under the heading Audit fees above.
Audit Committee pre-approval policies and procedures
The Audit Committee must pre-approve all services to be performed for us by our independent auditors. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services. The Audit Committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During the years ended December 31, 2023 and 2022, all services billed by Grant Thornton were pre-approved by the Audit Committee Chairman in accordance with this policy.
Attendance at Annual Meeting
A representative from Grant Thornton will be online at the Annual Meeting and available to respond to appropriate questions and will also have the opportunity to make a statement if they desire to do so.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee discussed the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the accountant’s independence and considered the compatibility of non-audit services with the auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023.
Respectfully submitted,
AUDIT COMMITTEE
Joseph Schick, Chairman
Joydeep Goswami
Rachel Ellingson

PROPOSALS
PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Overview
Our Bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board but shall consist of at least three members. Our Board presently consists of six members. Other than Joseph Schick, who has voluntarily decided to step down from his Board position upon the completion of his current term at the Annual Meeting, each of our current directors has been nominated for reelection. Accordingly, the Board has approved a decrease in the size of the Board from six members to five members, effective as of the end of Mr. Schick’s term upon adjournment of the Annual Meeting.
Nominees
Upon the recommendation of our Governance and Nominating Committee, and after due consideration of the qualifications of each of the nominees as described above, the Board has nominated the following individuals to serve until his or her successor is duly elected and qualified, unless he or she resigns, is removed or otherwise is disqualified from serving as a director of the Company:
Roderick de Greef
Joydeep Goswami
Amy DuRoss
Rachel Ellingson
Timothy Moore
We have been advised by each of the director nominees that he or she is willing to be named as a nominee and each is willing to begin or continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other persons as may be designated by the Board.
Vote Required
A plurality of the votes properly cast in the election of directors will be required to elect Board nominees. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Broker non-votes will not affect the outcome of the election of directors.
Recommendation
The Board recommends that stockholders vote FOR the election of each of the above-listed nominees.
Unless marked otherwise, proxies received will be voted FOR the election of each of these director nominees.

PROPOSAL NO. 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with Section 951 of the Dodd-Frank Act and Section 14A of the Exchange Act, the following proposal, commonly known as a “say-on-pay” proposal, enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules. We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2026 Annual Meeting of Stockholders.
Our goal for our executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success, and thereby increase stockholder value. We believe that our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our stockholders. We urge stockholders to read the section titled “Executive Compensation” elsewhere in this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2023.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of BioLife Solutions, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the BioLife Solutions proxy statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.”
This say-on-pay vote is advisory, and therefore, is not binding on us, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and to the extent that this resolution is not approved by a majority of the votes properly cast, we may review and consider the results of this advisory vote in future compensation deliberations.
Vote Required
The approval, on a non-binding, advisory basis, of the stockholders by a majority of the votes properly cast at the Annual Meeting is being sought to approve the compensation of our named executive officers as disclosed in this proxy statement. Abstentions and broker non-votes will not be counted for purposes of determining whether this proposal has been approved and will not have the effect of negative votes.
Recommendation
Our Board recommends that stockholders vote FOR the approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in this proxy statement.
Unless marked otherwise, proxies received will be voted FOR Proposal No. 2.

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.
Overview
The Audit Committee has engaged the independent registered public accounting firm Grant Thornton as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024. Grant Thornton audited our financial statements for the year ended December 31, 2023. Stockholder ratification of such selection is not required by our Bylaws or other applicable laws. However, our Board is submitting the selection of Grant Thornton to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in our and our stockholders’ best interests.
Vote Sought
The proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2024 will be approved if approved by a majority of the votes properly cast on this proposal. Because this proposal is considered a “routine” matter, broker non-votes will not occur with respect to this proposal. In addition, abstentions will not be counted for purposes of determining whether this proposal has been ratified and will not have the effect of negative votes.
Recommendation
The Board recommends that stockholders vote FOR the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2024.
Unless marked otherwise, proxies received will be voted FOR Proposal No. 3.

OTHER BUSINESS
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent as the Board may recommend.
ANNUAL REPORT ON FORM 10-K
On February 29, 2024, we filed our 2023 Annual Report. We have sent to our stockholders the Notice containing instructions on how to access via the Internet this proxy statement and the 2023 Annual Report. Stockholders who received a paper copy of this proxy statement were also sent a copy of our 2023 Annual Report. Stockholders who wish to obtain additional copies of our 2023 Annual Report may do so without charge by contacting us through one of the following methods:

Email:	proxy@biolifesolutions.com
Telephone:	(425) 402-1400
Facsimile:	(425) 402-1433
Mail:	Corporate Secretary, BioLife Solutions, Inc.
3303 Monte Villa Parkway, Suite 310
Bothell, Washington 98021
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2025 ANNUAL MEETING
Stockholders may present proposals for action at a future meeting if they comply with SEC rules, state law and our Bylaws.
Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us not later than February 5, 2025, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement.
The proxies to be solicited by us through our Board for our 2025 Annual Meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at that meeting, unless we receive notice of such stockholder’s proposal not later than April 21, 2025, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement.
Nominations of persons for election to our Board may be made by or at the direction of the Board or by any stockholder entitled to vote for the election of directors at the meeting that complies with Section 3.3 of our Bylaws and Rule 14a-19 under the Exchange Act. Pursuant to Section 3.3 of our Bylaws, a stockholder wishing to nominate a candidate for election to the Board at the 2025 Annual Meeting is required to give written notice addressed to our Corporate Secretary of his or her intention to make such a nomination. The notice of nomination must be received by the Corporate Secretary not less than 45 days nor earlier than 90 days prior to the date of the 2025 Annual Meeting in order to be considered for nomination; provided, however, that in the event that less than 55 days’ notice or prior public disclosure of the date of the 2025 Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of 2025 Annual Meeting is mailed or such public disclosure is made. The notice of nomination must include the nominee’s name, age, business address, residence address, principal occupation or employment, and any other information required by Section 3.3 of our Bylaws or by applicable laws or regulations.
In addition to satisfying the advance notice requirements under the Bylaws as described above, to comply with the SEC’s universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by SEC Rule 14a-19(b) under the Exchange Act. This notice must be received by us no later than June 2, 2025, which is 60 calendar days prior to the anniversary date of the Annual Meeting.
Stockholder proposals and director nominations must be in writing and should be addressed to c/o BioLife Solutions, Inc., Attention: Corporate Secretary, 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021. It is recommended that stockholders submitting proposals or nominations direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.
We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before this year’s Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Roderick de Greef
Roderick de Greef
Chief Executive Officer and Chairman of the Board

June 5, 2024
Bothell, Washington

SCAN TO
VIEW MATERIALS & VOTE

BIOLIFE SOLUTIONS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/31/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BLFS2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/31/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following director Nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01) Roderick de Greef 02) Joydeep Goswami 03) Amy DuRoss 04) Rachel Ellingson 05) Timothy L. Moore

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000648372_1 R1.0.0.6